Exhibit 10.13

EXECUTION VERSION

Omnibus Agreement Between

James Levin and OZ Management LP, OZ Advisors LP and OZ Advisors II LP

February 7, 2019

THIS OMNIBUS AGREEMENT BETWEEN JAMES LEVIN AND OZ MANAGEMENT LP, OZ ADVISORS LP AND OZ ADVISORS II LP (this “Omnibus Agreement”) is entered into as of February 7, 2019, by and among James Levin (the “Limited Partner”) and each of OZ Management LP (“OZM”), OZ Advisors LP (“OZA”) and OZ Advisors II LP (“OZAII” and, together with OZM and OZA, the “Operating Partnerships”).

WHEREAS, reference is made to the Amended and Restated Partner Agreement between OZM and the Limited Partner, dated as of February 16, 2018, the Amended and Restated Partner Agreement between OZA and the Limited Partner, dated as of February 16, 2018, and the Amended and Restated Partner Agreement between OZAII and the Limited Partner, dated as of February 16, 2018 (collectively, the “Partner Agreements”); capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Partner Agreements.

WHEREAS, this Omnibus Agreement shall be effective upon and subject to the occurrence of the closing of the recapitalization on substantially the terms as contemplated by the Term Sheet, a copy of which is attached hereto as Exhibit A (together with the additional agreements and other documentation implementing the transactions contemplated thereby, the “Term Sheet”) (such closing is referred to herein as the “Closing”); provided, that if such Closing does not occur for any reason at any time prior to February 28, 2019, then this Omnibus Agreement shall be null and void and have no further force or effect.

WHEREAS, pursuant to the terms and conditions set forth in the Term Sheet, the Limited Partner shall be, among other things, (i) subject to the equity reallocation requirements in respect of the Class A common units in each of the Operating Partnerships then-held by the Limited Partner into a separate class of units in each of the Operating Partnerships, (ii) eligible to receive a grant of Class E common units in each of the Operating Partnerships (the “Class E Units”) subject to the applicable vesting terms set forth therein, (iii) eligible to make a one-time election to retain an additional grant of Class E Units in place of the Class D common units in the Operating Partnerships, whether vested or unvested, held by the Limited Partner or any of his Related Trusts (if applicable), subject to the applicable vesting terms set forth therein, (iv) subject to a “Distribution Holiday” (as defined in the Term Sheet) with respect to those Class A restricted share units of Och-Ziff (“RSUs”) and Class A common units, Class D common units, Class E common units and Class P common units in each Operating Partnership, if any, that are then-held by the Limited Partner or any of his Related Trusts (if applicable), (v) subject to a reduction of certain variable compensation payable to the Limited Partner, (vi) subject to certain changes to the restrictive covenant obligations of the Limited Partner, and (vii) eligible to participate in the 2018 Partner Incentive Pool (which shall be extended during the Distribution Holiday), as may be amended or extended from time to time, in each case, with the terms and conditions of the Term Sheet incorporated by reference herein.

WHEREAS, the Limited Partner and each of the Operating Partnerships desire to enter into this Omnibus Agreement to give effect to the transactions contemplated by the Term Sheet as set forth herein.

NOW THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto hereby agree to amend the Partner Agreements as follows, effective as of the Closing (the “Effective Date”):

1.       Term. Section 2 of each of the Partner Agreements is hereby amended by substituting the following for the first sentence therein:

“The “Term” commenced effective as of January 1, 2018 and shall continue through the earlier to occur of (i) December 31, 2022 or (ii) the date on which the Limited Partner ceases to be an Active Individual LP; provided, that the respective rights and obligations of the parties hereunder, to the extent expressly set forth herein, shall survive the expiration of the Term and shall be fully enforceable thereafter.”

2.       Annual Bonus and Severance Arrangements. Sections 4(a) and 7(b)(i) of each of the Partner Agreements is hereby amended, effective for any Annual Bonus Payable in respect of the 2018 Fiscal Year and thereafter during the Term, by substituting the amount “$6,000,000” for the amount “$7,500,000” in each place where the latter amount appears therein.

3.       Awards of Bonus Equity. Section 4(c) of each of the Partner Agreements is hereby amended by adding the following new paragraph to the end of such Section:

“Notwithstanding any provision of this Agreement or the terms of any Annual RSU Award Agreement to the contrary, during the period commencing on the “Recapitalization Date” (as defined in the Limited Partnership Agreement) and ending upon the expiration of the “Distribution Holiday” (as defined in the Limited Partnership Agreement), the amount of any Distribution Equivalents, distributions, dividends or dividend equivalents that may become payable on any RSUs (whether granted as an Annual RSU Award or otherwise) then-held by the Limited Partner shall not exceed $4.00 per Class A Share (as such amount may be equitably adjusted for stock splits and other capitalization changes) underlying each such RSU cumulatively during the Distribution Holiday. The immediately preceding sentence shall be incorporated in and form a part of each Annual RSU Award Agreement evidencing such RSUs that are held by the Limited Partner or his Related Trusts as of the Recapitalization Date.”

4.       Partner Incentive Pool. The following new Section 4A shall be added immediately after Section 4 of each of the Partner Agreements:

“4A.    Partner Incentive Pool.    Effective commencing with the 2019 Fiscal Year and each Fiscal Year thereafter during the Distribution Holiday, the Limited Partner shall be eligible to participate in the 2018 Partner Incentive Pool, as may be amended or extended from time to time, subject to the terms and conditions thereof. Och-Ziff covenants and agrees that (i) the Board shall approve, adopt and implement the 2018 Partner Incentive Pool effective as of the Closing and (ii) the 2018 Partner Incentive Pool, and the Limited Partner’s right to participate in the 2018 Partner Incentive Pool, shall continue at least through the end of the Distribution Holiday, provided, that the 2018 Partner Incentive Pool shall not be on terms more favorable than those approved by the Compensation Committee of the Board in July 2018.”

5.       RSU Awards. Section 6(c) of each of the Partner Agreements is hereby amended by adding the following sentences to the end thereof:

“Notwithstanding any provision of this Agreement or the terms of the 2013 RSU Award Agreement or the 2017 RSU Award Agreement to the contrary, the provisions of the second paragraph of Section 4(c) shall apply to the 2013 RSU Award and the 2017 RSU Award and such provisions are incorporated by reference herein. The immediately preceding sentence shall be incorporated in and form a part of the 2013 RSU Award Agreement and the 2017 RSU Award Agreement.”

6.       Initial Issuance of Class E-1 Common Units by the Partnership. The following new Section 6A shall be added immediately after Section 6 of each of the Partner Agreements:

“6A.    Initial Issuance of Class E-1 Common Units by the Partnership.    In connection with the recapitalization of equity interests in the Operating Partnerships, the Limited Partner shall receive (i) a grant of 269,867 Class E-1 Common Units in each of the Operating Partnerships (the “First Tranche of Class E-1 Common Units”) in respect of an equal number of Class A-1 Common Units in each of the Operating Partnerships held by the Limited Partner immediately following the Recapitalization Date in connection with the Limited Partner’s recapitalization of an equal number of Class A Units, and (ii) an additional grant of 3,290,511 Class E-1 Common Units in each of the Operating Partnerships (the “Additional Class E-1 Common Units”), in each case, on the Recapitalization Date; provided, that (x) the Limited Partner has elected to remain an Active Individual LP on the date of grant (and has not provided notice of his intention to become subject to a Withdrawal due to Resignation on or before such date of grant) and (y) the Limited Partner enters into an award agreement evidencing such grant, substantially in the form attached hereto as Appendix A (the “Class E-1 Common Unit Award Agreement”). In addition to the provisions of the Class E-1 Common Unit Award Agreement, if (A) the Limited Partner remains an Active Individual LP until December 31, 2022 and (B) the General Partner does not make a Company Extension Offer to extend the Term beyond December 31, 2022, then (I) the First Tranche of Class E-1 Common Units, to the extent not previously vested, shall become vested on the regularly scheduled vesting date, and (II) a portion of the Additional Class E-1 Common Units shall become vested upon December 31, 2022 in an amount equal to (1) (aa) the number of Additional Class E-1 Common Units granted, multiplied by (bb) a fraction, the numerator of which is the sum of (xx) 12 months and (yy) the number of full (or partial) months that the Limited Partner served as an Active Individual LP during the period commencing on December 31, 2017 and ending on December 31, 2022, and the denominator of which is 60 months, less (2) the total number of vested Additional Class E-1 Common Units held immediately prior to such failure to make a Company Extension Offer; provided, that in no event shall the vested percentage of such Additional Class E-1 Common Units exceed one hundred percent (100%); and provided further, for the purposes of the Class E-1 Common Unit Award Agreement, “Cause” shall have the same meaning as set forth in the Partner Agreement. Subject to the immediately preceding sentence, the First Tranche of Class E-1 Common Units and the Additional Class E-1 Common Units shall be subject to the terms and conditions of the Class E Common Unit Award Agreement, as applicable, and the respective Limited Partnership Agreement of each of the Operating Partnerships then in-effect, including, but not limited to, the vesting and forfeiture terms set forth therein.”

7.     Withdrawal and Vesting, Generally; Retained 2013 Units. Section 7(a)(i) of each of the Partner Agreements is hereby amended by substituting the date “December 31, 2022” for the date “December 31, 2019” where such latter date appears in subclause (2) thereof.

8.     Withdrawal and Vesting, Generally; Retained P Units. Section 7(a)(ii) of each of the Partner Agreements is hereby amended by substituting the date “December 31, 2022” for the date “December 31, 2019” where such latter date appears in subclause (2) thereof.

9.      Severance Arrangements. Section 7(b) of each of the Partner Agreements is hereby amended by substituting the phrase “at any time during the Term but prior to December 31, 2021” for the phrase “during the Term” where such latter phrase appears in clause (iii) thereof.

10.    End of Term. Section 7(c) of each of the Partner Agreements is hereby amended by:

(i)      Substituting the date “December 31, 2022” for the date “December 31, 2019” in each place where such latter date appears therein;

(ii)     Substituting the phrase “Fiscal Year 2022” for the phrase “Fiscal Year 2019” in each place where such latter phrase appears therein;

(iii)    Substituting the following for clause (ii) of the first paragraph of such Section:

“(ii)    the Restricted Period with respect to the Limited Partner shall be as set forth in Section 8(a) below; and”;

(iv)     Deleting the entirety of the third paragraph of such Section (which begins “Any such non-extension of the Term shall be treated as a Withdrawal…”); and

(v)      Substituting the phrase “the last day of the applicable period immediately following the Limited Partner’s Special Withdrawal or Withdrawal as set forth in Section 8(a)” for the phrase “the last day of the 12-month period immediately following the Limited Partner’s Special Withdrawal or Withdrawal” where such latter phrase appears in the definition of “Company Extension Offer” in the fourth paragraph of such Section.”

11.      Non-Competition and Non-Solicitation Covenants. Section 8(a) of each of the Partner Agreements is hereby amended by substituting the following for the first sentence therein:

          “Notwithstanding anything in this Agreement or the Limited Partnership Agreement to the contrary, both during the Term and thereafter if the Limited Partner is subject to a

Withdrawal without Cause, the Restricted Period shall, for purposes of Section 2.13(b)(i) of the Limited Partnership Agreement, conclude on the last day of the 12-month period immediately following the date of such Withdrawal (or such lesser period as may be determined by the Board in its sole discretion), unless, to the extent provided in Section 7(b)(iii), the General Partner timely elects to make, and timely makes, the cash payment described therein. If the Limited Partner is subject to a Withdrawal for any reason other than a Withdrawal without Cause, then the Restricted Period shall, both during the Term and thereafter (but for the period following the Term, only with respect to the 12-month period set forth in (ii) below), for purposes of Section 2.13(b)(i) of the Limited Partnership Agreement, conclude on the last day of (i) the 24-month period immediately following the date of the Limited Partner’s Withdrawal, if such Withdrawal occurs at any time prior to December 31, 2021 or (ii) the 12-month period immediately following the date of the Limited Partner’s Withdrawal, if such Withdrawal occurs on or after December 31, 2021; provided, that the Restricted Period shall conclude on (A) in the event that a Trigger Event occurs on or prior to December 31, 2019, (I) the last day of the 24-month period immediately following the date of such Withdrawal if the Withdrawal occurs any time prior to January 1, 2020, or (II) the last day of the 12-month period immediately following the date of such Withdrawal if the Withdrawal occurs on or after January 1, 2020, (B) in the event that a Trigger Event occurs on or after January 1, 2020 and prior to December 31, 2021, the last day of the 12-month period immediately following the date of such Withdrawal, or (C) the last day of the 12-month period immediately following the date of such Withdrawal if the Limited Partner is subject to a Withdrawal due to Resignation following a Change in Position under Section 7(b), unless, to the extent provided in Section 7(b)(iii), the General Partner timely elects to make, and timely makes, the cash payment described therein. For purposes of this Section, a “Trigger Event” means a breach of any of the terms in the sections labeled “Class B Shareholder Committee,” “DSO Continuing Role,” and the second bullet of the section labeled “DSO Titles” of the Governance Agreement, dated February 5, 2018, between Daniel S. Och and Och-Ziff (as such terms are memorialized in the Governance Agreement, dated as of February 7, 2019, by and among Och-Ziff Capital Management Group LLC, Och-Ziff Holding Corporation, Och-Ziff Holding LLC, and Daniel S. Och).”

12.    Tag-Along Rights relating to Common Units other than Retained P Units. Section 9(a) of each of the Partner Agreements is hereby amended by adding the following sentence to the end of such Section 9(a):

“Notwithstanding anything herein to the contrary, in no event shall the 10% limitation in this Section 9(a) apply to any Class E-1 Common Units held by the Limited Partner or any of his Related Trusts.”

13.    Definition of Comparable Position. Section 10(d) of each of the Partner Agreements is hereby amended by substituting the date “December 31, 2021” for the date “December 31, 2019” where such latter date appears in clause (ii) of such Section 10(d).

14.    Indemnification and Release. The following new Section 15A shall be added immediately after Section 15 of each of the Partner Agreements:

“15A.    Indemnification and Release. The Limited Partner and, as applicable, the Limited Partner’s Related Trusts which hold Units in any of the Operating

Partnerships, shall each be subject to the indemnification and release provisions, as applicable, set forth in the consent to recapitalization form which is being executed concurrently herewith by the Limited Partner and, as applicable, the Limited Partner’s Related Trusts, in connection with the recapitalization of equity interest in the Operating Partnerships.”

15.    Schedule A (Calculation of Annual Bonus). Schedule A of each of the Partner Agreements is hereby amended, effective for any Annual Bonus Payable in respect of the 2018 Fiscal Year and thereafter during the Term, by (i) substituting the clause “0.88% to 1.2%” for the clause “1.1% to 1.5%” where such latter clause appears therein, and (ii) substituting the phrase “Oz Funds launched after February 16, 2018 shall be added to the list” for the phrase “Oz Funds launched after the date hereof shall be added to the list” where such latter phrase appears therein.

16.    Schedule B (Annual RSU Award Agreement). Each of the Partner Agreements is hereby amended by substituting Appendix B attached hereto for Schedule B attached to each of the Partner Agreements in its entirety, effective for any RSUs granted in respect of Bonus Equity for the 2019 Fiscal Year and thereafter during the term.

17.    Schedule C (Annual DCI Award Agreement). Each of the Partner Agreements is hereby amended by substituting Appendix C attached hereto for Schedule C attached to each of the Partner Agreements in its entirety, effective for any Deferred Cash Interests granted in respect of Bonus Equity for the 2019 Fiscal Year and thereafter during the term.

18.    Form of Class E-1 Common Unit Award Agreement. Each of the Partner Agreements is hereby amended by adding Appendix A attached hereto to the end of each such Partner Agreement.

19.    Miscellaneous. Section 20(b) of each of the Partner Agreements is hereby amended by:

(i)     Substituting the phrase “The CEO in his or her sole discretion” for the phrase “Daniel S. Och (or, following the death, Disability or Withdrawal of Daniel S. Och, the Partner Management Committee (excluding the Limited Partner for purposes of such decisions)) in his (or their) sole discretion” where such latter phrase appears in such Section 20(b); and

(ii)    Substituting the term “the CEO” for the phrase “Daniel S. Och (or, following the death, Disability or Withdrawal of Daniel S. Och, the Partner Management Committee (excluding the Limited Partner for purposes of such decisions))” where such latter phrase appears in such Section 20(b).

20.    Miscellaneous. Sections 20(b) and 20(h) of each of the Partner Agreements is hereby amended by adding the phrase “, Class E-1 Common Units” immediately after the term “Retained P Units” where such latter term appears in such Sections 20(b) and 20(h), respectively.

21.    Effectiveness of Omnibus Agreement. The effectiveness of this Omnibus Agreement is subject to and conditioned upon the occurrence of the Closing and the Limited Partner’s (and, if applicable, any Related Trust’s) execution and delivery to Och-Ziff of the Consent to Recapitalization (as defined below); provided, that if such Closing does not occur for any reason at any time prior to February 28, 2019, then this Omnibus Agreement shall be null and void and have no further force or effect.

22.    Specific Performance. The parties acknowledge and agree that (a) money damages and remedies at law would not be a sufficient remedy for any breach or threatened breach of this Omnibus Agreement by the other party, (b) each of the parties would be irreparably harmed in the case of any such breach or threatened breach, and (c) each of the parties shall be entitled to specific performance and injunctive or other equitable relief without proof of actual damages or posting of a bond as a remedy for any such breach or threatened breach. Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach by any party of this Omnibus Agreement, but shall be in addition to all other remedies available at law or equity to each of the other parties. In any suit, action or claim to enforce this Omnibus Agreement or for breach of this Omnibus Agreement, the prevailing party shall be entitled (for the avoidance of doubt, in addition to any remedies at law or equity) to recover its reasonable, out-of-pocket expenses, including reasonable attorneys’ fees.

23.    Enforceability. If any provision of this Omnibus Agreement shall be deemed invalid or unenforceable as written, it shall be construed, to the greatest extent possible, in a manner which shall render it valid and enforceable, and any limitations on the scope or duration of any such provision necessary to make it valid and enforceable shall be deemed to be part thereof, and no invalidity or unenforceability of any provision shall affect any other portion of this Omnibus Agreement unless the provision deemed to be so invalid or unenforceable is a material element of this Omnibus Agreement, taken as a whole.

24.    Consent to Recapitalization. The Limited Partner hereby agrees that, concurrently herewith, the Limited Partner shall execute and deliver to the Company a Consent to Recapitalization, substantially in the form attached hereto as Exhibit B (the “Consent to Recapitalization”) (and with respect to any Related Trusts (as defined in the Consent to Recapitalization) of the Limited Partner), the Limited Partner shall, concurrently herewith, deliver an executed copy of a substantially similar Consent to Recapitalization from any such Related Trusts to Och-Ziff).

25.    Acknowledgment. The Limited Partner acknowledges that he has been given the opportunity to ask questions of the Operating Partnerships and has consulted with counsel concerning this Omnibus Agreement to the extent the Limited Partner deems necessary in order to be fully informed with respect thereto.

26.    Miscellaneous.

(a)    For all purposes under this Omnibus Agreement, all references to any equity interests held by the Limited Partner shall be deemed to include equity held by any of his Related Trusts.

(b)    This Omnibus Agreement shall be and is hereby incorporated in and forms a part of each of the Partner Agreements, to the extent applicable. All other terms and provisions of each of the Partner Agreements, as applicable, shall remain unchanged except as specifically modified herein.

(c)    During the Distribution Holiday, this Omnibus Agreement cannot be waived, amended, supplemented or otherwise modified in any material respect without (i) the applicable Chief Executive Officer and Compensation Committee approvals; and (ii) the approval of at least 5 out of 7 members of the Board (or if the size of the Board is subsequently increased or decreased, such other supermajority vote as represents at least two-thirds of the directors) supported by the advice of a third party compensation consultant. Any waiver, amendment, supplement or other modification of this Omnibus Agreement agreed to by the required parties (including from the Board) must be in a writing signed by the Limited Partner.

(d)    This Omnibus Agreement shall be subject to the governing law, jurisdiction and dispute resolution provisions set forth in the Limited Partnership Agreement of each Operating Partnership.

(e)    Any notice required or permitted under this Omnibus Agreement shall be given in accordance with the applicable Partner Agreement.

(f)    This Omnibus Agreement and any amendment hereto made in accordance with Section 26(c) hereof shall be binding as to (i) executors, administrators, estates, heirs and legal successors, or nominees or representatives, of the Limited Partner, and (ii) the successors and assigns of the Operating Partnerships, and may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Omnibus Agreement is executed and delivered as of the date first written above by the undersigned, and the undersigned do hereby agree to be bound by the terms and provisions set forth in this Omnibus Agreement.

THE LIMITED PARTNER:
/s/ James Levin
James Levin

RELATED TRUSTS OF THE LIMITED PARTNER:

THE JAMES LEVIN 2017 ANNUITY TRUST
/s/ James Levin
James Levin, as Trustee

THE JAMES LEVIN 2010 FAMILY TRUST
/s/ Steven Levin
Steven Levin, as Trustee

THE JAMES LEVIN 2012 DYNASTY TRUST
/s/ Rachel Levin
Rachel Levin, as Trustee
/s/ Joseph Levin
Joseph Levin, as Trustee

[Signature Page to Omnibus Agreement (James Levin)]

J.P. MORGAN TRUST COMPANY OF DELAWARE, as Trustee
/s/ Krista Lynn Humble
Name: Krista Lynn Humble
Title: Executive Director

[Signature Page to Omnibus Agreement (James Levin)]

OZ MANAGEMENT LP

By:	Och-Ziff Holding Corporation, its General Partner

By:	/s/ Robert Shafir
Name:	Robert Shafir
Title:	Chief Executive Officer

OZ ADVISORS LP

By:	Och-Ziff Holding Corporation, its General Partner

By:	/s/ Robert Shafir
Name:	Robert Shafir
Title:	Chief Executive Officer

OZ ADVISORS II LP

By:	Och-Ziff Holding LLC, its General Partner

By:	/s/ Robert Shafir
Name:	Robert Shafir
Title:	Chief Executive Officer

[Signature Page to Omnibus Agreement (James Levin)]

Exhibit A

Term Sheet

Exhibit 10.1

EXECUTION VERSION

Och-Ziff Capital Management Group LLC

9 West 57th Street

New York, New York 10019

December 5, 2018

Daniel S. Och

c/o Willoughby Capital Holdings, LLC

10 Bank Street, Suite 1120

White Plains, New York 10606

Re: OZ Recapitalization

Ladies and Gentlemen:

This binding letter agreement (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is effective as of December 5, 2018 (the “Effective Date”) and sets forth the agreements, arrangements, understandings and intentions of Och-Ziff Capital Management Group LLC (the “Company”) and the subsidiaries of the Company set forth on the signature pages hereto (the “OZ Subsidiaries” and, together with the Company, the “OZ Parties”), on the one hand, and Daniel S. Och (“DSO”), on the other, with respect to certain recapitalization arrangements to be implemented at the Company and its subsidiaries.

In connection with the foregoing, the parties hereto, each intending to be legally bound, agree, subject to (i) the terms and conditions set forth in Exhibit A hereto, including without limitation, the approval by (A) a majority of the minority of the holders of Class A Units (as defined in Exhibit A hereto) (i.e., excluding DSO and any holders of Class A Units that receive Class E Units (as defined in Exhibit A hereto)), (B) in the case of the amendment to the Tax Receivable Agreement, dated as of January 12, 2009 (the “TRA”), the requisite beneficiaries under the TRA, (C) the OZ Parties’ senior lenders and (D) senior management of the Company or its subsidiaries that are signing the Management Arrangements (as defined in Exhibit A hereto) (the “Management Arrangement Parties”) (clauses (A), (B), (C) and (D), collectively, the “Required Consents”), (ii) the absence of a material adverse effect on the Company from and after the date on which the transactions contemplated by this Agreement are announced, (iii) the execution of definitive release agreements by the applicable releasing parties to give effect to the “Release” section in Exhibit A and the sections related thereto contained in this Agreement and (iv) the receipt of a customary solvency opinion (it being agreed that the effectiveness of this Agreement, including the obligations of the parties hereto, shall be conditioned on the conditions in the foregoing clauses (i)-(iv), unless otherwise mutually agreed by the Company and DSO), in each case, as follows:

1. Recapitalization Terms and Conditions. As of the Effective Date, the OZ Parties and DSO, on behalf of themselves and their affiliates and related parties, hereby agree to the terms and conditions set forth on Exhibit A, the terms of which are hereby incorporated by reference. As promptly as practicable following the date hereof, the parties hereto shall in good faith negotiate and execute such definitive documentation as is reasonably necessary to reflect the terms hereof and such amendments to the organizational documents of the OZ Parties and any other agreement to which an OZ Party, DSO or their respective affiliates or related parties is a party (collectively, the “Existing OZ Agreements”), which Existing OZ Agreements include (a) (i) the Unit Designation of the Preferences and Relative, Participating, Option and Other Special Rights, Powers and Duties of Class A Cumulative Preferred Units of OZ Management LP, dated October 5, 2016 (as amended), (ii) the Unit Designation of the Preferences and Relative, Participating, Option and Other Special Rights, Powers and Duties of Class A Cumulative Preferred Units of OZ Advisors LP, dated October 5, 2016 (as amended) and (iii) the Unit Designation of the Preferences and Relative, Participating, Option and Other Special Rights, Powers and Duties of Class A Cumulative Preferred Units of OZ Advisors II LP, dated October 5, 2016 (as amended), (b) the partner agreements with active Och-Ziff partners who will be parties to new Management Arrangements (as defined in Exhibit A), (c) the Second Amended and Restated Limited Liability Company Agreement of the Company, as amended (the “Company LLC Agreement”), (d) the Class B Shareholders Agreement, dated as of November 13, 2007, by and among the Company and the individuals set forth on the signature pages thereto, as amended, and (e) the Amended and Restated Exchange Agreement, dated as of August 1, 2012, by and among the Company the subsidiaries of the Company party thereto and the Och-Ziff Limited Partners and Class B Shareholders from time to time party thereto, as amended, and shall take such other actions as are reasonably necessary to reflect the terms hereof (including using commercially reasonable efforts to obtain the Required Consents and using commercially reasonable efforts to cause the Management Arrangement Parties to enter into Management Arrangements on terms and conditions consistent with Exhibit A hereto as promptly as practicable after the date hereof). In the event of any conflict between any provision of an Existing OZ Agreement, on the one hand, and any provision of this Agreement, on the other hand, the provisions of this Agreement shall control.

2. Representations and Warranties. Each of the OZ Parties and DSO represents and warrants to the other as follows: (a) in the case of an OZ Party, it is duly organized, validly existing and in good standing under the laws of the jurisdiction where it purports to be organized; (b) such party has full power and authority (and, in the case of DSO, legal capacity) to enter into and perform its obligations under this Agreement; (c) all actions (including, in the case of the OZ Parties, the approval of the Conflicts Committee (as defined in the Company LLC Agreement)) necessary to authorize such party’s signing and delivery of this Agreement, the performance of its obligations hereunder and the acknowledgements made by such party hereunder, have been duly taken; (d) in the case of an OZ Party, this Agreement has been duly signed and delivered by a duly authorized officer or other representative of such OZ Party; (e) this Agreement constitutes the legal, valid and binding obligation of such party enforceable in accordance with its terms (except as such enforceability may be affected by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies is subject to judicial discretion); (f) no consent, approval or notification of any other person or entity (including any governmental authority) is required in connection with the signing, delivery and performance of this Agreement by such party that have not been obtained (other than the Required Consents); and (g) the signing, delivery and performance of this Agreement do not violate the organizational documents of such party (in the case of the OZ Parties) or any material agreement to which such party is a party or by which it is bound.

3. Expenses. Except as set forth in Exhibit A, each party hereto shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

4. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as will be specified by like notice):

A. if to an OZ Party, to:

Och-Ziff Capital Management Group LLC

9 West 57th Street

New York, New York 10019

Email: David.Levine@ozm.com

Attention: Chief Legal Officer

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

Email: joseph.coco@skadden.com

Email: peter.serating@skadden.com

Attention: Joseph A. Coco

Attention: Peter D. Serating

B. if to DSO, to:

Daniel S. Och

c/o Willoughby Capital Holdings, LLC

10 Bank Street, Suite 1120

White Plains, NY 10606

with a copy (which will not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Facsimile: (212) 757-3990

Email: Ajdeckelbaum@paulweiss.com

Eching@paulweiss.com

Attention: Ariel J. Deckelbaum

Attention: Ellen N. Ching

All such notices or communications will be deemed to have been delivered and received (a) if delivered in person, on the day of such delivery, (b) if by facsimile or electronic mail, on the day on which such facsimile or electronic mail was sent; provided, that receipt is confirmed, (c) if by certified or registered mail (return receipt requested), on the seventh business day after the mailing thereof or (d) if by reputable overnight delivery service, on the second business day after the sending thereof.

5. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflict of laws. Each party hereto (i) irrevocably submits to the jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, any Delaware state court or U.S. federal court sitting in Wilmington, Delaware in any action arising out of this Agreement and (ii) consents to the service of process by mail.

6. Counterparts. This Agreement may be executed in counterparts and signatures may be delivered by facsimile or by e-mail delivery of a “.pdf” format data file, each one of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

7. Construction; Headings. As used herein, (i) “or” shall mean “and/or”; (ii) the terms “hereof”, “herein”, “hereby” and derivative or similar words refer to this entire Agreement; and (iii) “including” or “include” shall mean “including, without limitation.” The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit or aid in the construction of any term or provision hereof. It is the intention of the parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an Agreement to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

8. Successors and Assigns. Except as otherwise provided herein, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective permitted assigns and transferees. This Agreement may not be assigned by any of the parties without the prior written consent of the other parties hereto.

8. Entire Agreement. Except as expressly contemplated herein, this Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

10. No Third Party Beneficiaries. It is understood and agreed among the parties that this Agreement and the covenants made herein are made expressly and solely for the benefit of the parties hereto, and that, except as otherwise expressly provided for in this Agreement, no other person or entity shall be entitled or be deemed to be entitled to any benefits or rights hereunder, nor be authorized or entitled to enforce any rights, claims or remedies hereunder or by reason hereof.

11. Amendments; Remedies and Waivers. No provision of this Agreement may be amended, modified or waived except in writing signed by the Company and DSO. Except as otherwise expressly set forth herein, no delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided by law or provided hereunder shall impair such right, power or remedy or operate as a waiver thereof. The single or partial exercise of any right, power or remedy provided by law or provided hereunder shall not preclude any other or further exercise of any other right, power or remedy. The rights, powers and remedies provided hereunder are cumulative and are not exclusive of any rights, powers and remedies provided by law.

12. Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

13. Specific Performance. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity, and shall not be required to post a bond or other collateral in connection therewith.

14. Public Announcements. The initial press release and other filings announcing the entry into this Agreement (the “Initial Filings”) shall be mutually agreed by the Company and DSO. No party hereto shall issue, or cause to be issued, any public announcements or disseminate any marketing material concerning the existence or terms of this Agreement without the prior written approval of the other party, except to the extent such announcement is required by law or stock exchange requirements; provided, however, that the foregoing shall not apply to any press release or materials to the extent it contains substantially the same information as previously communicated in the Initial Press Filings or by one or more of the parties without breach of the provisions hereof. If a public announcement is required by law or stock exchange requirements, the parties hereto will consult with each other before making the public announcement. To the extent any announcement or any marketing material permitted under this Section 14 expressly refers to any party or its affiliates or related party, such party shall, in its sole discretion, have the right to revise such announcement or advertising or marketing material prior to granting such written approval.

15. Actions and Determinations by the OZ Parties. With respect to any notice, consent, approval, waiver or other action or determination that is required or permitted to be taken, given or made by any of the OZ Parties pursuant to this Agreement, such notice, consent, approval, waiver or other action or determination shall be taken, given or made only by or with the express authorization of the Conflicts Committee. The Conflicts Committee shall be entitled to exercise all rights and remedies of the OZ parties against DSO hereunder, and the parties hereto shall take all action necessary to cause the OZ Parties to comply with the directives of the Conflicts Committee issued pursuant hereto.

If this Agreement correctly sets forth our understanding, please so acknowledge by signing below and returning a signed copy of this Agreement to us.

Very truly yours,

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC

By:	/s/ Robert Shafir
Name: Robert Shafir
Title: Chief Executive Officer

Accepted and Agreed as of the date first set forth above:

DSO:

/s/ Daniel S. Och
Daniel S. Och

OZ SUBSIDIARIES: OZ MANAGEMENT LP By: Och-Ziff Holding Corporation, its general partner
By:	/s/ Robert Shafir
Name: Robert Shafir
Title: Chief Executive Officer

OZ ADVISORS LP By: Och-Ziff Holding Corporation, its general partner

By:	/s/ Robert Shafir
Name: Robert Shafir
Title: Chief Executive Officer

OZ ADVISORS II LP By: Och-Ziff Holding LLC, its general partner

By:	/s/ Robert Shafir
Name: Robert Shafir
Title: Chief Executive Officer

OCH-ZIFF HOLDING CORPORATION

By:	/s/ Robert Shafir
Name: Robert Shafir
Title: Chief Executive Officer

OCH-ZIFF HOLDING LLC

By:	/s/ Robert Shafir
Name: Robert Shafir
Title: Chief Executive Officer

Exhibit A

Recapitalization Terms

EXHIBIT A

TERM SHEET

This term sheet (this “Term Sheet”) sets forth the terms relating to a restructuring with respect to Och-Ziff Capital Management Group LLC (“Och-Ziff”, and together with its subsidiaries, the “Och-Ziff Group”).

EQUITY REALLOCATION:

Subject to the Och-Ziff Group and members of senior management entering into binding arrangements (such arrangements, the “Management Arrangements”) regarding commitments, compensation and restrictive covenants that are no less favorable than those set forth on Annex A attached hereto:

•  DSO and the holders of Class A Units will together reallocate 35% of their Class A Units to existing senior management and new hires, which reallocation shall be accomplished by recapitalizing such Class A Units into a separate class of units (“Class A-1 Units”) and granting an equal number of units of a newly created class of equity incentives that are only entitled to future profits and gains (such interests, the “Class E Units”), which Class E Units will be granted on the effective date of the recapitalization; provided, that (i) such Class A-1 Units shall be cancelled only at such time and to the extent as such Class E Units vest[1] and achieve a book-up (it being understood that Class E Units shall vest upon a liquidation or upon a change of control transaction), and (ii) except as set forth under “Redemption” below, such Class A-1 Units shall not be entitled to vote unless and until reallocated as E Units (the “Vote Holiday”),[2] provided that the Class E Units shall be entitled to vote to the extent vested, and (iii) up to 10% of such Units shall be granted to new hires. With respect to any current holder of Class A Units who is also receiving Class E Units in the recapitalization, then, solely with respect to a number of Class E Units equal to the number of reallocated Class A Units of such holder, such Class E Units shall have a one-year vesting period (rather than the five-year vesting period applicable to Class E Units generally). For the avoidance of doubt, book-up may occur on a partial basis and, in the event of a change of control, Class A Units, Class A-1 Units and Class E Units will participate based on their capital accounts relative to those of the Class B Units.

[1]	See footnote with description of vesting below.
[2]	Specific mechanics to be agreed so that such Class A Units vote proportionately with the public shares; i.e., Class A Shares.

•  Treatment of Cancelled / Re-Allocated Units. See “Preferred Securities – Additional Consideration.”

•  Vesting criteria and termination consequences with respect to the reallocated Units will be determined by the Board of Directors of Och-Ziff (the “Board”) (in a manner no less favorable than the existing plan terms).[3]

•  Any Class A-1 Units that are not cancelled in connection with the vesting of Class E Units in accordance with their terms will be forfeited and cancelled by Och-Ziff.

•  During the Distribution Holiday (as defined below), the Management Arrangements shall not be waived, amended, supplemented or otherwise modified without the approval of the Chief Executive Officer and the Compensation Committee of the Company; provided, that in the case of the “Named Executive Officers” of the Och-Ziff Group, such Management Arrangements shall not be waived, amended, supplemented or otherwise modified in any material respect, including any issuance of equity securities to the parties to the Management Arrangements, without (i) the applicable CEO / Compensation Committee approvals and (ii) the approval of at least 5 out of 7 members of the Board (or if the size of the Board is subsequently increased or decreased, such other supermajority vote as represents at least two-thirds of the directors) supported by the advice of a third party compensation consultant.

[3]

i.e., pro-rata vesting in years 3, 4 and 5 (1/3 on each of December 31, 2020, 2021 and 2022), with (i) all unvested units to be forfeited upon a termination for cause to the extent consistent with the Och-Ziff Group’s existing practice, (ii) all unvested units to be forfeited upon a resignation and (iii) upon a termination without cause, all units to continue to vest proportionately based upon (x) the period from December 31, 2017 that such individual was employed plus an additional 12 month period relative to (y) the period commencing on December 31, 2017 and ending December 31, 2022 (e.g., in the case of a termination without cause on December 31, 2019, 3/5 of such individual’s units would be vested); provided, however, that in no event shall the vesting of units described in this clause (iii) exceed 100%.

•  Class D Units. Holders of Class D Units will have a one-time election to convert to Class E Units. Former executive managing directors will be able to elect to convert their Class D Units to vested Class E Units. Active executive managing directors will be able to convert their vested Class D Units to Class E Units, subject to a one-year vesting period. However, such units would vest if the active executive managing director is terminated without cause. Active executive managing directors will be able to convert their unvested Class D Units to Class E Units that would retain their existing vesting schedules. Unvested Class D Units that are scheduled to vest in less than 12 months at time of restructure will be subject to a one-year vesting period. Except as expressly provided above, the Class E Units received in respect of Class D Units will have no Class A-1 Units associated with them and will retain all rights, including, without limitation, rights to receive TRA payments, participation in change of control and full voting rights.

DISTRIBUTION HOLIDAY; MINIMUM CASH BALANCE:

•  The Och-Ziff Group will initiate a “Distribution Holiday” on the A / D / E / P Units and RSUs that will terminate on the earlier of (i) the achievement of $600 million of “Distribution Holiday Economic Income” and (ii) April 1, 2026.[4] During the Distribution Holiday (i) P Unit prices will be adjusted to take into account performance and distributions during such period, (ii) RSUs shall receive in-kind distributions in respect of dividends or distributions paid to the A Shares, in each case of the foregoing clauses (i) and (ii) in an aggregate amount not to exceed $0.40 per P Unit or RSU cumulatively during the Distribution Holiday, as applicable, and in accordance with their existing terms (provided that such $0.40 cap shall not apply to any RSUs held by non-executive managing director employees or non-participating executive managing directors) and (iii) income will be allocated for book and tax purposes to reflect the revised distribution entitlements of the Class A / B / D / E / P Units.

[4]

“Distribution Holiday Economic Income” to be defined as Economic Income, calculated in a manner consistent with the practice of Och-Ziff as of the date hereof, as adjusted for non-cash items, less any preferred dividends and/or interest, less any Permitted Dividends.

•  The Och-Ziff Group will maintain a minimum free cash balance[5] of no more than $200M while any Preferred Securities (as defined below) are outstanding.

•  The Och-Ziff Group may establish a cumulative discretionary one-time basket of up to $50M in the aggregate which will not be subject to the Distribution Holiday or any cash sweep described in this Term Sheet (the “Discretionary Basket”); provided, however, that (i) up to $7 million per 12-month period in respect of non-financed risk retention for CLOs, (ii) warehouse lines for CLOs consistent with the Och-Ziff Group’s past practice, (iii) the funding of unfunded commitments in respect of existing investments by the Och-Ziff Group in Och-Ziff funds (excluding CLOs) and (iv) recycling of proceeds from redemptions of existing investments by the Och-Ziff Group in Och-Ziff products in new firm products shall each be permitted and, for the avoidance of doubt, shall not be subject to the Discretionary Basket. Other than as described in the preceding sentence, the Och-Ziff Group may only use the Discretionary Basket to fund new firm investments or new firm products, or to fund share buybacks in an amount not to exceed $25 million in the aggregate (which will include any amounts in respect of Excess RSU Settlements) (the “Restricted Activities”), and, for the avoidance of doubt, shall not use such Discretionary Basket to fund employee compensation payments.[6] The Och-Ziff Group may only engage in the Restricted Activities or any other activities related to the strategic expansion of the Och-Ziff Group using funds from the Discretionary Basket, and for the avoidance of doubt, the Och-Ziff Group may not use any other funds of the Och-Ziff Group with respect to such activities. The foregoing will only apply as long as the cash sweep is in effect.

[5]

“Free cash balance” to be mutually agreed and defined in a manner consistent with the practice of Och-Ziff as of the date hereof, eliminating any double counting and in a manner consistent with the treatment of items that are specifically addressed herein (e.g., cash sweep of any Designated Proceeds or Accrued Unrecognized Incentive other than the Designated Accrued Unrecognized Incentive and TRA payments).

[6]

For the avoidance of doubt, the basket cannot be used for new compensation arrangements for employees; however, any cash settlement of RSUs in excess of the Permitted RSU Settlements (as defined below) would be permitted, subject to Board approval (“Excess RSU Settlements”); however, any such Excess RSU Settlements may only be funded using the $25 million aggregate basket permitted to be used for share buybacks.

•  Class A / D / E Units will be subject to achieving a book-up before they can be exchanged into Class A Shares of Och-Ziff. Once the book-up occurs, the applicable Class A Units shall be freely exchangeable and tradeable, subject to the exchange restrictions below. The P Units will continue to be subject to their existing book-up thresholds.

•  The book-up of the Class A /D / E Units shall occur automatically, upon (i) a sale, exchange or liquidation at any time or (ii) from time to time after the end of the Distribution Holiday, in each case accordance with the applicable waterfall and an objective book-up methodology (collectively, the “Book-up Methodology”) to be mutually agreed. The Book-up Methodology will provide, among other things, (1) that the holders of Class A Units will retain the benefit of the capital accounts (including following the reallocation and/or forfeiture of the Class A-1 Units) as of the date immediately preceding announcement of the transactions contemplated hereunder (and federal income tax basis and other tax attributes, including, without limitation, the debt allocations pursuant to Section 752 of the Internal Revenue Code of 1986, as amended, to the extent permissible) with respect to the Class A-1 Units to be reallocated and/or forfeited hereunder, (2) the principles for book-up of the Class A Units which will result in, to the extent possible, allocations of net gains such that each Class A Unit’s capital account will be no less per unit than each Class B Unit’s capital account and (3) the objective criteria with respect to the eligibility of Class A Units for a book-up. Except as required by a change in applicable laws, regulations or other IRS guidance following the date on which the Book-up Methodology is agreed or upon the written advice of outside counsel to the Och-Ziff Group as to the interpretation of the tax law, the Book-up Methodology may not be amended (directly or indirectly, whether by merger, recapitalization, amendment, or otherwise) in a manner that is adverse to the Class A Units without the consent of holders of a majority of Class A Units.

•  Prior to the expiration of the Distribution Holiday, an Exchange Committee (to be comprised of the CEO and CFO), in consultation with the Board, will have the authority to permit exchanges of vested and booked-up Class A / D / E Units, which exchange windows will be made available to all holders of vested and booked-up Class A / D / E Units on a pro rata basis.

•  Following the termination of the Distribution Holiday, any holder of Class A / D / E Units shall be free to exchange his or her vested units over a period of two years in three equal installments commencing upon the date of the termination of the Distribution Holiday and on each of the first and second anniversary thereof (and thereafter such units shall be freely exchangeable); provided, that in no event shall the restrictions on exchange of any such classes be more or less favorable to the holders of such class relative to such other classes (other than any Class B Units held by Och-Ziff), except to the extent resulting from book-up or vesting limitations.

•  Following the termination of the Distribution Holiday, Class A Units and Class E Units (whether vested or unvested) will receive distributions even if such Class A Units and Class E Units, as applicable, are not booked-up.

PREFERRED SECURITIES:

New Debt Securities. $200M of the existing preferred securities (the “Existing Preferred”) will be restructured into debt which shall have the same terms and conditions as Och-Ziff’s 2018 credit facility (the “Debt Securities”) (other than in respect of amortization, as described below, or as otherwise expressly set forth herein). The $200M of Debt Securities will not accrue interest until February 2020.

•  Debt Securities will be unsecured and will rank (i) junior to the 2018 credit facility and (ii) senior to the New Preferred Securities (as defined below) and all other current or future indebtedness of the Och-Ziff Group.

•  The Debt Securities will have a maturity date of the earlier of (i) 5 years from the repayment of the New Preferred Securities and (ii) April 1, 2026.

•  The $200M of the Debt Securities shall be subject to mandatory, straight-line annual amortization of 20% per annum (provided that in no event shall amortization payments on the Debt Securities, together with amortization payments on the Incremental Debt Securities (as defined below), be required to exceed $40M; it being understood that the payment of the remaining balance of the Debt Securities and Incremental Debt Securities (together with any interest or other outstanding obligations thereunder) on the maturity date will not be subject to such restrictions), commencing upon the earlier of (i) the one-year anniversary of the repayment of the New Preferred Securities and (ii) 3/31/22.

•  For a period of nine months after the repayment of the New Preferred Securities, Och-Ziff will have the option to voluntarily repay up to $200M of the initial Debt Securities at a 5% discount.

•  If the Och-Ziff Group is prohibited from repurchasing any New Preferred Securities with the Designated Proceeds pursuant to the cash sweep described below, the Debt Securities shall provide that the Och-Ziff Group shall (i) deposit the Designated Proceeds into a third party escrow account and (ii) to the extent such prohibitions remain, use the amounts in such escrow account to repay any New Preferred Securities upon conversion into Incremental Debt Securities; provided, that such amount shall be used to repurchase New Preferred Securities to the extent that such prohibition is no longer in effect.

New Preferred Securities. The remaining $200M of the Existing Preferred will be restructured into a new preferred equity security (the “New Preferred Securities” and, together with the Debt Securities and Incremental Debt Securities, the “Preferred Securities”) which will have substantially the same terms and conditions as the Existing Preferred (including the formation of a Holders’ Committee to be comprised of DSO as the sole member), except that, other than following the occurrence of a Discount Termination Event, Och-Ziff will have the option to voluntarily repay the remaining $200M of the New Preferred Securities at a (1) 25% discount until 4/1/21; and then (2) 10% discount at any time between 4/1/21 and 3/31/22 (such applicable rate, the “Discount Rate”), and any mandatory payments as a result of the cash sweep described below will be entitled to the same discount. For purposes hereof,

“Discount Termination Event” means any of (i) a material and ongoing default under Och-Ziff’s credit agreement or the agreement governing the Debt Securities, (ii) a decrease in AUM (other than funds in wind-down as of the date hereof, CLO AUM and other than any redemptions made by DSO or other former executive managing directors of Och-Ziff or their related entities (including the Liquidity Redemption)) (the “Non-Affiliate AUM”) in excess of 40% as compared to the Non-Affiliate AUM as of December 31, 2018, (iii) a liquidation, bankruptcy or other restructuring or (iv) the occurrence of other similar events to be set forth in definitive agreements.

To the extent that the New Preferred Securities are not repaid in full on or prior to 3/31/22, then, at the option of the holder thereof, all or any portion of the principal amount of such New Preferred Securities (together with any accrued but unpaid interest thereon) shall be automatically converted into Debt Securities on a dollar-for-dollar basis without any further action by the Och-Ziff Group or any other person (the “Incremental Debt Securities”). For the avoidance of doubt, such converted Debt Securities will have the same terms as the $200M of Debt Securities.

So long as any New Preferred Securities are outstanding, without the consent of the Holders’ Committee, the Och-Ziff Group shall not create any new class of equity securities or issue any equity securities in any existing class that would be senior or pari passu to the New Preferred Securities (or amend the terms of an existing class of equity securities to become senior or pari passu to the New Preferred Securities).

Cash Sweep.

a)  During the Distribution Holiday, on a quarterly basis,[7] 100% of all economic income[8] (after accounting for normalized public dividends as determined by the Board (but subject to an annual minimum of 20% of distributable earnings per year, and an annual maximum of up to 30% of distributable earnings or, if the minimum would be $0.10 or less, then up to $0.10 per public share per annum) (the “Permitted Dividend”) will be applied to repay the 2018 credit facility and then repurchase the New Preferred Securities (in each case, together with accrued interest); and

b)  Any gross proceeds resulting from the realization of Accrued Unrecognized Incentive in respect of the Specified Funds (the “Designated Accrued Unrecognized Incentive”) (net of compensation arising from such realization consistent with compensation allocations as of the date hereof) and 85% of the after tax proceeds from any asset sales or other dispositions will be used to repay the 2018 credit facility and then the New Preferred Securities (collectively, the “Designated Proceeds”). For purposes of the foregoing, the “Specified Funds” shall be consist of the funds listed on Schedule 2.

[7]	Details to be mutually agreed and subject to further analysis.
[8]

“Economic income” to be mutually agreed and defined in a manner consistent with the practice of Och-Ziff as of the date hereof, eliminating any double counting and in a manner consistent with the treatment of items that are specifically addressed herein (e.g., cash sweep of any Designated Proceeds or Accrued Unrecognized Incentive other than Designated Accrued Unrecognized Incentive and TRA payments). For the avoidance of doubt, and consistent with the Company’s financial model, Economic Income for the purposes of the Cash Sweep shall be adjusted for non-cash items and net of the following items, in an amount not to exceed $9 million per year in the aggregate with respect to items (1) through (4): (1) release of the risk retention capital with respect to the existing U.S. CLOs; (2) Partnership’s Ownership Stake in TRA Liability; (3) CLO Risk Retention; (4) Annual Capex; (5) 50% normal course cash settlement for up to 20 million RSUs per year (“Permitted RSU Settlements”); (6) Mandatory Preferred Debt Amortization (New Debt Securities); (7) Preferred Dividends and/or Interest; and (8) Permitted Dividends.

c)  No later than January 1, 2019, all free cash on the balance sheet in excess of the minimum free cash balance together with any gross cash resulting from the realization of any incentive income earned in respect of the Och-Ziff funds that are currently in wind down (estimated at approximately $60 million) will be used to repay the 2018 credit facility. Any gross proceeds resulting from the realization of Accrued Unrecognized Incentive other than the Designated Accrued Unrecognized Incentive (net of compensation arising from such realization consistent with compensation allocations as of the date hereof) will be used to repay the 2018 credit facility debt only. However, it is the intention of the parties that the Designated Proceeds be used to repurchase the New Preferred Securities; accordingly, if any of the Designated Proceeds are used to repay the 2018 credit facility debt, then following repayment of the 2018 credit facility debt, the Company will use proceeds realized from Accrued Unrecognized Incentive other than the Designated Accrued Unrecognized Incentive to repay a corresponding amount of the New Preferred Securities.

d)  For the avoidance of doubt, in no situation shall the Cash Sweep described in clause (a) above force the Och-Ziff Group to drop below a minimum free cash balance of $200M.

Accrued Unrecognized Incentive Protections. Any direct or indirect amendment, waiver or other modification of the terms of the Designated Accrued Unrecognized Incentive or the real estate commingled funds Accrued Unrecognized Incentive (including any material change in the timing of any realization thereof, subject to any mutually agreed exceptions consistent with past practice and, in the case of the real estate commingled funds, excluding any delay or deferral based on commercially reasonable business rationale provided that such delay or deferral similarly impacts all beneficiaries of such incentive including the general partner of the relevant fund) will require the consent of the Holders’ Committee of New Preferred Securities. In addition, the Och-Ziff Group shall continue to manage the Specified Funds in a manner that is consistent with past practice and, without the prior consent of the Holders’ Committee of New Preferred Securities, it shall not take any action with respect to the Specified Funds which would adversely impact the Designated Accrued Unrecognized Incentive or otherwise result in the payment of proceeds associated with the realization of Designated Accrued Unrecognized Incentive to be

delayed to a date following the expiration of the term of each Specified Fund, subject to any mutually agreed exceptions consistent with past practice. The parties will agree on mutually acceptable terms regarding realization and collection of any Designated Proceeds and Designated Accrued Unrecognized Incentive. The foregoing provisions of this paragraph are subject to the exception set forth on Schedule 1.

For the avoidance of doubt, the cash sweep and the foregoing Accrued Unrecognized Incentive protections will cease to apply at such time as none of the New Preferred Securities and Incremental Debt Securities are outstanding.

Prohibition on New Indebtedness. The Och-Ziff Group will be prohibited from refinancing or incurring any new indebtedness (or incurring liens or diverting assets) (other than in respect of capital leases and risk retention with respect to CLOs, aircraft leasing transactions, and, if mutually agreed, other securitizations to be discussed as part of the definitive documentation, in each case entered into in the ordinary course of business consistent with past practice) without the consent of the Holders’ Committee of New Preferred Securities other than indebtedness that is incurred and issued to contemporaneously pay in full all obligations (including principal, interest and other amounts owed or accrued) under the Preferred Securities.

Additional Consideration. As additional consideration for the restructuring of the Preferred Units, (x) the holders of the Preferred Units will forfeit 7.5 million Class A Units (which units may be reallocated for use by the CEO and the Compensation Committee) and (y) DSO will waive his right to reallocate (and, under certain circumstances, be reissued) the Units cancelled pursuant to the 3/28/18 reallocation agreement.

REDEMPTION:

•  DSO and his related entities (collectively for this section and the Governance section, “DSO”) will redeem all of his liquid balances in the Och-Ziff Group each fiscal quarter for a period lasting two consecutive fiscal quarters starting with the fourth quarter of 2018, other than the liquid balances currently in the OZ credit opportunities fund (the “Credit Fund Balance”), which will be redeemed in full on September 30, 2019 (the payment of all such redemptions other than the OZ Credit Balance in full, the “Liquidity Redemption”).[9] The Liquidity Redemption shall be made as to 50% of the liquid balances in the fourth quarter of 2018, and as to the remainder in the first quarter of 2019. If (i) the Och-Ziff Group has advised DSO in writing that he may not withdraw capital invested in the firm that he has requested to withdraw, or (ii) (x) DSO is advised in writing by his counsel (which written advice is promptly furnished to the Och-Ziff Group) that he is prohibited by law from withdrawing capital invested in the firm that he has requested to withdraw and (y) counsel to the Och-Ziff Group does not thereafter inform DSO in writing that he is not so prohibited (any such blockage or restriction, a “Withdrawal Restriction”), then the Transition Date (as defined in the Governance section below) shall be deferred and the Liquidity Redemption extended if and to the extent contemplated by the following subparagraph.

•  In the event that (i) DSO is prohibited by a Withdrawal Restriction from withdrawing an amount of capital that he has, in accordance with the applicable fund documents, requested to withdraw during a redemption window, (ii) DSO so seeks in each subsequent redemption window pertinent to such withdrawal request to withdraw any unwithdrawn amount of such request and (iii) DSO is prohibited by subsequent Withdrawal Restrictions from withdrawing the remaining unwithdrawn amount thereof, then the Transition Date shall be tolled until 30 days following the closing of the next redemption window pertinent to such withdrawal request as to which no Withdrawal Restriction restricts DSO’s ability to withdraw unwithdrawn amounts requested to be withdrawn. The provisions of the preceding sentence may apply sequentially to subsequent redemption windows and simultaneously to multiple requests to withdraw capital.

[9]

For the avoidance of doubt, Liquidity Redemption will exclude side pockets and related holdbacks, funds in wind-down and audit holdbacks. If any such investments are liquidated or otherwise released, then, without further action by DSO or any other person, such investments will be redeemed during the next redemption window.

•  In addition, notwithstanding anything to the contrary contained herein, the Vote Holiday is subject to and shall not be of any force or effect unless and until the occurrence of the Liquidity Redemption and until DSO shall have received the Credit Fund Balance.

GOVERNANCE:

•  On the 30th day following the completion of the Liquidity Redemption (such date, the “Transition Date”), DSO will relinquish his proxy under the Class B Shareholders Agreement and disband the Class B Shareholder Committee. The Transition Date shall be tolled as described herein and, for the avoidance of doubt, shall not occur unless and until DSO shall have received all of the liquid balances (other than in respect of the Credit Fund Balance).

•  No later than the next annual meeting of shareholders of Och-Ziff that is at least 30 days following the Transition Date, DSO will resign as a director of the Board but will have the right to designate a director (which such director shall not be subject to the New York Stock Exchange’s (“NYSE”) director independence requirements (the “DSO Designated Director”) to serve in his place as a director of the Board for as long as DSO continues to own either (i) Preferred Securities with an initial liquidation preference not less than 33% of the initial liquidation preference of the Preferred Securities owned by DSO immediately following the creation of the Preferred Securities or (ii) a number of common equity units (on an as-converted basis) of the Och-Ziff Group not less than 33% of the number of common equity units (on an as-converted basis) of the Och-Ziff Group owned by DSO, in each case, immediately after giving effect to the transactions contemplated hereby.[10]

•  The existing slate of directors would be expected to continue for another term. If any Class B director (other than DSO or his replacement as contemplated by the preceding bullet) resigns or otherwise ceases to serve on the Board at or prior to annual meeting of shareholders in 2019 (including any adjournment or postponement

[10]

Subject to the DSO Designated Director satisfying the NYSE’s director independence requirements, the DSO Designated Director shall be entitled to serve as a member of the Compensation Committee until the earlier of (i) the repayment of the New Preferred Securities, (ii) April 1, 2022 and (iii) October 1, 2021 if 50% of the New Preferred Securities are repaid on or prior to such date.

thereof, the “2019 Meeting”), the replacement director shall be an individual who shall qualify as an independent director and be appointed by DSO (in his capacity as the member of the Class B Committee) as a Class B Director with the approval, which should not be unreasonably withheld, of the Nominating, Corporate Governance and Conflicts Committee.

•  If any other member of the Board of Directors resigns at or prior to the 2019 Meeting, the Nominating, Corporate Governance and Conflicts Committee will nominate a successor, subject to approval by DSO, which should not be unreasonably withheld.

•  Effective as of the Transition Date, (i) the Chief Executive Officer and Chief Financial Officer of the Company will be appointed as the directors of Och-Ziff Holding Corporation and the members of Och-Ziff Holding LLC (consistent with the Governance Term Sheet), (ii) the Chief Executive Officer of the Company will replace DSO as PMC Chairman and Chairman of the PMC, (iii) the Chief Executive Officer and Chief Financial Officer of the Company will replace DSO as the general partner of the operating partnerships and as a member of all internal firm committees and (iv) the then-current director(s) of the fund boards other than DSO and, if elected by the Company, the Chief Executive Officer and/or the Chief Financial Officer of the Company, will serve as directors of the fund boards.

TAX RECEIVABLE AGREEMENT:

•  Subject to the implementation of the corporate conversion of Och-Ziff, the Tax Receivable Agreement will be amended to provide that no amounts are payable to DSO and all other recipients of TRA payments (collectively, the “TRA Recipients”) for the 2017 and 2018 tax year under the Tax Receivable Agreement; except to the extent of the excess of (A) the actual amount payable in respect of the 2018 tax year over (B) the theoretical amount payable determined assuming (1) the C-corporation conversion described below occurs in 2019 and (2) that taxable income does not exceed reported economic income, it being acknowledged and agreed that to the extent the actual TRA liability payment for 2018 exceeds the theoretical TRA liability calculated using the aforementioned assumptions, such excess will be payable to the TRA Recipients for calendar year 2018 in accordance with the normal payment schedule.

•  Beginning with the 2019 tax year payments and thereafter, the 85% of tax savings that TRA Recipients are entitled to receive under the Tax Receivable Agreement will be reduced to 75%, and Och-Ziff will retain the remaining 25% of the tax savings that are not paid to the TRA Recipients.

•  DSO and the current holders of Class A Units will retain their TRA benefits in respect of any units reallocated as described above.

•  For the avoidance of doubt, holders of Class D Units will retain their TRA benefits.

•  Recipients of Class E Units resulting from the reallocation of Class A-1 Units will not be entitled to any TRA payments with respect to such Class E Units, rather such TRA payments shall be paid to DSO and the other holders of Class A-1 Units. For the avoidance of doubt, recipients of converted Class D Units to Class E Units do retain TRA payments.

CERTAIN PROTECTIONS:

The definitive agreements to include customary affirmative and negative covenants to protect the terms of the restructured Preferred Securities and Class A Units, including:

•  The consent of holders of a majority of Class A Units shall be required for the Och-Ziff Group to take any action (directly or indirectly, whether by merger, recapitalization, amendment, or otherwise) that is adverse to the holders of Class A Units in a manner disproportionate to the holders of the Class A Shares (taking into account, for such purposes, the effect on the Class A Shares and/or the Class B Units in the operating partnerships), including, for the avoidance of doubt, any amendments to the terms of the Class D / E / P Units or RSUs, the disproportionate allocation of income (loss) to any class of units or the creation of any class of equity securities pari passu or senior to the Class A Units. In addition, the consent of holders of a majority of Class A Units shall be required for the issuance of any Class A Units. Notwithstanding the foregoing, during the period from the effective date until the achievement of the book-up following the end of the Distribution Holiday (the “Outstanding

Book-up Period”), without the consent of the holders of a majority of the Class A Units, the Och-Ziff Group shall not create any new class of equity securities that would be senior or pari passu to the Class A Units (or amend the terms of an existing class of equity securities to become senior or pari passu to the Class A Units).[11] In connection with any consent to be obtained from the holders of Class A Shares, no consent fee or other consideration shall be offered to such holders.

•  The Och-Ziff Group will reimburse the holders of the Debt Securities, New Preferred Securities and the Class A Units with respect to any reasonable fees and expenses (including attorneys’ fees) incurred by such holders in connection with protecting the interests or enforcing the rights of such securities.

•  Other covenants on the same terms as those contained in the Och-Ziff Group’s 2018 credit facility debt.

•  For the avoidance of doubt, the transactions contemplated hereby, and any discussions in connection herewith, will not constitute a “Withdrawal” by DSO pursuant to the limited partnership agreements of OZ Advisors LP, OZ Advisors II LP and OZ Management LP (each such entity, an “Operating LP” and together, the “Operating Group”, and each such limited partnership agreement, a “LPA”) or the Class B Shareholders Agreement, and DSO’s continuing rights and obligations with respect to the Och-Ziff Group will be determined in the manner set forth in this Term Sheet.

NAME:	The Och-Ziff Group will cease using the “Och” and “Ziff” names in any official or unofficial capacity no later than December 31, 2019.

CONSENTS:	The transactions contemplated hereby have been approved by (i) DSO and (ii) the Conflicts Committee. The transactions contemplated hereby are subject to (a) the further approval of (1) a majority of the minority of the holders of Class A Units (i.e., excluding DSO and any holders of Class A Units that receive Class E Units), (2) in the case of the TRA amendment, the requisite beneficiaries under the TRA, including those listed on Schedule 3, and (3) the Och-Ziff Group’s senior lenders and (b) the receipt of a customary solvency opinion.

[11]	For the avoidance of doubt, such consent right will not limit the rights of the preferred holders, which currently have rights to issuances of pari passu or senior equity.

The transactions contemplated hereby will be conditioned on the Och-Ziff Group and members of senior management entering into binding Management Arrangements regarding commitments, compensation and restrictive covenants that are no less favorable than those set forth on Annex A attached hereto.

EQUITY PLAN	The parties agree to take such further action (which may include voting of the Class B proxy) to provide for shareholder approval (at a special meeting of shareholders) of an amendment to the Company’s equity compensation plan(s) in accordance with applicable stock exchange rules, authorizing the issuance of all Class E Units as may be necessary to effect the transactions contemplated hereby.

INDEMNIFICATION:	The OZ Group will provide full indemnification protection to DSO and the participating former executive managing directors with respect to the transactions contemplated by this Term Sheet.

RELEASE:	In relation to the transactions contemplated by this Term Sheet, the OZ Group, its Board and the active partners shall provide DSO and the participating former executive managing directors with a full release, and DSO and the participating former executive managing directors shall provide the OZ Group, its Board and the active partners with a full release.

COMMUNICATIONS:	The parties will agree to consistent messaging. In this regard, the parties will help the Och-Ziff Group craft, create and participate in messaging regarding the benefits brought by the restructuring contemplated by this Term Sheet to the Och-Ziff Group, including its public shareholders.

DEFINITIVE DOCUMENTATION:	The obligations of the parties hereto are subject to DSO and the Och-Ziff Group entering into definitive documentation memorializing the terms and conditions contained in this Term Sheet as soon as possible, and in any event no later than January 15, 2019.

EXPENSES:	The Och-Ziff Group will reimburse DSO for all out-of-pocket fees and expenses incurred in connection with the transactions contemplated by this Term Sheet, including the fees and expenses of attorneys and a financial advisor selected by DSO, up to $5 million.

NON-CIRCUMVENTION:

•  The Och-Ziff Group and DSO will be bound by non-circumvention restrictions prohibiting the Och-Ziff Group from taking actions that would otherwise be inconsistent with the terms and intent of this Term Sheet.

•  Notwithstanding the foregoing, nothing in this Term Sheet will limit or otherwise modify any of DSO’s contractual rights or any of DSO’s rights as a shareholder of OZ (including, without limitation, the consent and other rights relating to DSO’s preferred securities) that are not expressly to be modified or amended pursuant to this Term Sheet. Without limiting the foregoing, except as expressly modified by this Term Sheet, the terms of that certain “Governance Terms” term sheet, dated January 27, 2018, shall remain in full force and effect.

TAX CLASSIFICATION	Och-Ziff intends to change its tax classification from a partnership to a corporation effective December 31, 2018; provided that (i) there can be no assurance that such date will be achieved and (ii) Och-Ziff will make a public filing confirming the actual date of effectiveness on or before December 31, 2018.

Annex A

Compensation

•	There will be a 20% reduction of annual compensation to certain executive managing directors.

•

Subject to Section 409A of the Internal Revenue Code of 1986, as amended, the remainder will be subject to vesting and be awarded to certain executive managing directors (except J. Levin & R. Shafir, whose compensation splits will remain consistent with the splits in their current contracts) as follows: 75% in cash (breakpoints and lower cash % for higher comp levels); and 25% in RSUs and/or DFIs, with the percentages to be awarded in RSUs and DFIs to be decided annually and approved by the Compensation Committee.

•

The 2018 Partner Incentive Pool will be extended to continue during the Distribution Holiday, provided that the Partner Incentive Pool shall not be on terms more favorable than those approved by the Compensation Committee of the Board in July 2018.

Senior Management Team Commitment

•	Jimmy Levin will commit to a two (2) year non-compete that steps down to one (1) year on January 1, 2022.

•	Wayne Cohen, Tom Sipp and David Levine will each commit to a two (2) year non-compete that steps down to one year (1) on January 1, 2021.

•	Rob Shafir to continue with his non-compete: two (2) year non-compete that steps down to 18 months at the conclusion of the term of his contract (February 5, 2022).

•	The senior investment professionals named on Schedule 4 will each commit to a two (2) year non-compete that steps down to one (1) year on January 1, 2021.

Exhibit 10.1

AMENDMENT TO LETTER AGREEMENT AND TERM SHEET

This AMENDMENT TO LETTER AGREEMENT AND TERM SHEET, dated as of January 14, 2019 (the “Amendment”), is entered into by and between Och-Ziff Capital Management Group LLC, a Delaware limited liability company (the “Company”), and Daniel S. Och (“DSO”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Company, OZ Management LP, OZ Advisors LP, OZ Advisors II LP, Och-Ziff Holding Corporation, Och-Ziff Holding LLC and DSO are parties to that certain letter agreement, dated as of December 5, 2018 (the “Letter Agreement,” together with the term sheet attached thereto (the “Term Sheet”), the “Agreement”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained in the Agreement and herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    The “Definitive Documentation” section of the Term Sheet is hereby amended by replacing the words “January 15, 2019” with “January 31, 2019.”

2.    This Amendment shall only serve to amend and modify the Agreement, in accordance with Section 11 of the Agreement, to the extent specifically provided herein. All terms, conditions, provisions and references of and to the Agreement which are not specifically modified and/or amended herein shall remain in full force and effect and shall not be altered by any provisions herein contained. On and after the date of this Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference to the Agreement in any other agreements, documents or instruments executed and delivered pursuant to the Agreement, shall mean and be a reference to the Agreement, as amended by this Amendment; provided that references to “the date of this Agreement” and other similar references in the Agreement shall continue to refer to the date of the Agreement and not to the date of this Amendment.

3.    This Amendment shall be subject to the general provisions contained in Sections 4-15 of the Letter Agreement, which are incorporated by reference herein, in each case, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

DSO:

/s/ Daniel S. Och
Daniel S. Och

THE COMPANY:
OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC

By:	/s/ Robert Shafir
Name:	Robert Shafir
Title:	Chief Executive Officer

[Signature Page to the Amendment to Letter Agreement and Term Sheet]

Exhibit 10.1

AMENDMENT NO. 2 TO LETTER AGREEMENT AND TERM SHEET

This AMENDMENT NO. 2 TO LETTER AGREEMENT AND TERM SHEET, dated as of January 31, 2019 (the “Amendment”), is entered into by and between Och-Ziff Capital Management Group LLC, a Delaware limited liability company (the “Company”), and Daniel S. Och (“DSO”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Company, OZ Management LP, OZ Advisors LP, OZ Advisors II LP, Och-Ziff Holding Corporation, Och-Ziff Holding LLC and DSO are parties to that certain letter agreement, dated as of December 5, 2018 (the “Letter Agreement,” together with the term sheet attached thereto (the “Term Sheet”), the “Original Agreement”); and

WHEREAS, the Company and DSO agreed, on January 14, 2019, to amend the Original Agreement to extend the date for entry into definitive implementation agreements from January 15, 2019 to January 31, 2019 (as amended thereby, the “Agreement”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained in the Agreement and herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    The “Definitive Documentation” section of the Term Sheet is hereby amended by replacing the words “January 31, 2019” with “February 6, 2019.”

2.    This Amendment shall only serve to amend and modify the Agreement, in accordance with Section 11 of the Agreement, to the extent specifically provided herein. All terms, conditions, provisions and references of and to the Agreement which are not specifically modified and/or amended herein shall remain in full force and effect and shall not be altered by any provisions herein contained. On and after the date of this Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference to the Agreement in any other agreements, documents or instruments executed and delivered pursuant to the Agreement, shall mean and be a reference to the Agreement, as amended by this Amendment; provided that references to “the date of this Agreement” and other similar references in the Agreement shall continue to refer to the date of the Original Agreement and not to the date of this Amendment.

3.    This Amendment shall be subject to the general provisions contained in Sections 4-15 of the Letter Agreement, which are incorporated by reference herein, in each case, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

DSO:

/s/ Daniel S. Och
Daniel S. Och

THE COMPANY:
OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC

By:	/s/ Robert Shafir
Name:	Robert Shafir
Title:	Chief Executive Officer

Exhibit 10.1

AMENDMENT NO. 3 TO LETTER AGREEMENT AND TERM SHEET

This AMENDMENT NO. 3 TO LETTER AGREEMENT AND TERM SHEET, dated as of February 6, 2019 (the “Amendment”), is entered into by and between Och-Ziff Capital Management Group LLC, a Delaware limited liability company (the “Company”), and Daniel S. Och (“DSO”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Company, OZ Management LP, OZ Advisors LP, OZ Advisors II LP, Och-Ziff Holding Corporation, Och-Ziff Holding LLC and DSO are parties to that certain letter agreement, dated as of December 5, 2018 (the “Letter Agreement,” together with the term sheet attached thereto (the “Term Sheet”), the “Original Agreement”); and

WHEREAS, the Company and DSO agreed, on January 14, 2019 and on January 31, 2019, to amend the Original Agreement to extend the date for entry into definitive implementation agreements from January 15, 2019 to January 31, 2019 and from January 31, 2019 to February 6, 2019, respectively (as amended thereby, the “Agreement”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained in the Agreement and herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    The “Definitive Documentation” section of the Term Sheet is hereby amended by replacing the words “February 6, 2019” with “February 8, 2019.”

2.    This Amendment shall only serve to amend and modify the Agreement, in accordance with Section 11 of the Agreement, to the extent specifically provided herein. All terms, conditions, provisions and references of and to the Agreement which are not specifically modified and/or amended herein shall remain in full force and effect and shall not be altered by any provisions herein contained. On and after the date of this Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference to the Agreement in any other agreements, documents or instruments executed and delivered pursuant to the Agreement, shall mean and be a reference to the Agreement, as amended by this Amendment; provided that references to “the date of this Agreement” and other similar references in the Agreement shall continue to refer to the date of the Original Agreement and not to the date of this Amendment.

3.    This Amendment shall be subject to the general provisions contained in Sections 4-15 of the Letter Agreement, which are incorporated by reference herein, in each case, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

DSO:

/s/ Daniel S. Och
Daniel S. Och

THE COMPANY:

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC

By:	/s/ Robert Shafir
Name:	Robert Shafir
Title:	Chief Executive Officer

Exhibit B

Consent to Recapitalization

Exhibit 10.11

EXECUTION VERSION

February 7, 2019

Dear Securityholders of the Operating Partnerships:

As previously disclosed, on December 6, 2018, Och-Ziff Capital Management Group LLC (the “Company”), OZ Management LP (“OZM”), OZ Advisors LP (“OZA”), OZ Advisors II LP (collectively with OZM and OZA, the “Operating Partnerships”), Och-Ziff Holding Corporation (“OZ Holding Corporation”), Och-Ziff Holding LLC (“OZ Holding LLC”) and Daniel S. Och entered into a letter agreement (together with the term sheet attached thereto, each as amended pursuant to the amendments attached to the Information Statement (as defined below), the “Agreement”). The Company, the Operating Partnerships, OZ Holding Corporation and OZ Holding LLC are referred to, collectively, as the “Oz Parties.” The Agreement contemplates the transactions described in the Omnibus Confidential Information Statement Regarding Proposed Recapitalization of the Company and Certain of its Subsidiaries (the “Information Statement” and such transactions, collectively, the “Recapitalization”). As described in more detail in the Information Statement, the Recapitalization includes, among other things, a recapitalization of certain equity interests in the Operating Partnerships (such recapitalization as applied to holders of Class A Units (as defined below) in their capacity as such, the “Class A Unit Reallocation”); a distribution holiday on certain units of the Operating Partnerships during which the Operating Partnerships will not make any distributions in respect of such units (the “Distribution Holiday”); the expected forfeiture of approximately 750,000 Class A Units owned by holders (the “Preferred Unitholders”) of the existing preferred units of the Operating Partnerships (the “Preferred Units”) (with such forfeiture, if consented to by a Preferred Unitholder, being made pro rata based on the number of Preferred Units owned by each such Preferred Unitholder who also holds Class A Units in relation to such Class A Units (the “Class A Unit Forfeiture”)); entry by members of senior management of the Company into certain binding employment arrangements; restructuring of the existing Preferred Units into debt (the “New Debt Securities”) and new preferred equity securities (the “New Preferred Securities”); an amendment (the “TRA Amendment”) to the Amended and Restated Tax Receivable Agreement (the “TRA”), dated as of January 12, 2009, by and among the Company, OZ Holding Corporation, OZ Holding LLC, the Operating Partnerships and their current and former limited partners party thereto providing for (among other things) the waiver of certain tax receivable payments for the 2017 and 2018 tax years (with certain exceptions described in the Information Statement and the Agreement) and the reduction of certain tax receivable payments in respect of the 2019 and subsequent tax years (as described in the Information Statement and the Agreement); the waiver by Mr. Och of his right to reallocate (and, under certain circumstances, be reissued) certain units cancelled pursuant to the Cancellation, Reallocation and Grant Agreement, dated March 28, 2018; the redemption of Mr. Och’s liquid balances in the Company funds; the Company’s intent to change its tax classification from a partnership to a corporation; and certain corporate governance changes (in each case, which transactions will be effected by certain implementing agreements substantially on the terms of the Agreement (the “Implementation Agreements”)). For purposes of this letter (this “Consent”), “Class A Units” shall mean Class A common units in the Operating Partnerships.

The Nominating, Corporate Governance and Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the Company (the “Board”) unanimously approved the terms of the Agreement and unanimously recommended that the Board approve the terms of the Agreement. The Board (with Mr. Och recusing himself), acting on the unanimous recommendation of the Conflicts Committee, approved the terms of the Agreement. While the support, consent or approval of a majority of the Class A Units owned by holders of Class A Units not including any Class A Units held by Mr. Och or any holder of Class A Units that will receive Class E common units in the Operating Partnerships in the Recapitalization (the “Minority Class A Holders”) is not required by law or otherwise to effect the Recapitalization, including the Class A Unit Reallocation, the Agreement provides that approval of the Recapitalization by the Minority Class A Holders is a condition to the Recapitalization Closing (as defined below). Each of the Oz Parties represents and warrants that Schedule A attached hereto accurately reflects (i) the number of Class A Units that you will be reallocating as part of the Recapitalization, (ii) the number of Class A Units and Class A-1 Units (as defined in the Information Statement) that you will own as a result of the Recapitalization, (iii) the amount of New Debt Securities that you will own as a result of the Recapitalization, (iv) the aggregate liquidation preference of New Preferred Securities that you will own as a result of the Recapitalization and (v) assuming your consent as requested below, the number of your Class A Units that will be subject to the Class A Unit Forfeiture. To your actual knowledge, the interests set forth on Schedule A attached hereto are held directly by the signatory to this Consent.

Consent

In accordance with the terms of the Agreement, the Oz Parties hereby request your irrevocable consent to the Recapitalization, in all of your capacities as it relates to the Oz Parties and their respective subsidiaries (the “Oz Group”) to the extent of your interests in the Oz Group and any agreements relating thereto that you are a party to, including, without limitation and as applicable, in your capacity as:

Class A Unitholders – If you hold Class A Units and execute this Consent, then you will be consenting in your capacity as a holder of Class A Units to the Class A Unit Reallocation and the Distribution Holiday.

Preferred Unitholders – If you hold Preferred Units and execute this Consent, then you will be consenting in your capacity as a holder of Preferred Units to the Class A Unit Forfeiture (if you also hold Class A Units) and the restructuring of the existing Preferred Units into New Debt Securities and New Preferred Securities, and (if you also hold Class A Units), effective upon the Recapitalization Closing, you hereby surrender your pro rata share of the approximately 750,000 Class A Units expected to be forfeited in the Class A Unit Forfeiture.

TRA Recipients – If you are a recipient of TRA payments under the TRA and execute this Consent, then you will be consenting in your capacity as a recipient of such payments to the TRA Amendment, in which case you will also deliver an executed consent to the TRA Amendment.

Execution and delivery of this Consent also constitutes your consent with respect to the terms and conditions of all Implementation Agreements that are specifically applicable to you.

Conditions

This Consent will not be effective unless and until each of the following conditions is satisfied or waived in writing by you:

1.

The entry into definitive Implementation Agreements providing for the Recapitalization Closing, substantially as described in the Information Statement (including the satisfaction of each of the conditions described therein, except for the waiver by the parties to the Agreement of any conditions that would not adversely affect in any material respect the holders of Class A Units) has occurred no later than February 28, 2019.

2.

The receipt by the Oz Parties of (a) a consent in substantially the form attached as Exhibit D-1 (and in the case of Mr. Och’s Related Trusts (as defined below), in substantially the form attached as Exhibit D-2) (the “DO Consent”) of the Information Statement executed by Mr. Och and each of his Related Trusts (collectively with Mr. Och’s affiliates, the “DO Parties”), including substantially the same indemnification and release provisions and the unconditional and irrevocable surrender of the DO Parties’ pro rata share of the approximately 750,000 Class A Units expected to be forfeited in the Class A Unit Forfeiture and (b) letters on substantially the same terms as this Consent executed by a majority of the Minority Class A Holders.

3.

The receipt and review of forms of the following Implementation Agreements (in substantially the form that are to be entered into) in form and substance reasonably satisfactory to you: (a) Form of Amended and Restated Limited Partnership Agreement, (b) Form of Agreement and Plan of Merger, (c) Form of Unit Designation of the Preferences and Relative, Participating, Optional, and Other Special Rights, Powers and Duties of Class A Cumulative Preferred Units, (d) Senior Subordinated Term Loan and Guaranty Agreement, (e) Governance Agreement, (f) TRA Amendment, (g) Amended and Restated Exchange Agreement and (h) Amended and Restated Registration Rights Agreement.

4.

The furnishing by the Company of a copy of an opinion from Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden Arps”) addressed to the Company, dated as of the date of the Recapitalization Closing, regarding the IRS respecting the income reallocation during the Distribution Holiday (with such condition applying solely in the event of the prior execution and delivery by you of a common interest agreement and non-reliance agreement in the form provided by Skadden Arps).

Agreements

Each of the Oz Parties hereby unconditionally and irrevocably represents, warrants, acknowledges, and agrees with you, as follows:

1.

At the Recapitalization Closing, the transactions described in the Information Statement as to be consummated at the Recapitalization Closing shall be consummated as described therein in all material respects. From and after the Recapitalization Closing until the end of the Distribution Holiday, without the approval of holders of a majority of the Class A Units (not including any Class A Units held by the DO Parties), the DO Consent shall not be amended or modified, or any provisions thereof waived, by any of the Oz Parties, which amendment, modification or waiver would provide more favorable treatment to any of the DO Parties than the treatment set forth in this Consent, unless the same more favorable treatment is simultaneously and unconditionally provided to you. The DO Consent in substantially the form of Exhibit D-1 and D-2 to the Information Statement, constitute the only agreements, arrangements or understandings regarding indemnification, release, consent or approval that any of the DO Parties (in their capacity as holders of Class A Units and as TRA recipients) are providing or are being provided in connection with the Recapitalization.

2.	Any consent to any of the transactions referenced in this letter is not a recommendation of any sort to any person and may not be relied upon by any person other than the Oz Group.

3.

None of the Oz Group will, and each such entity will cause their affiliates and representatives not to, identify you by name to any person, or publicly, in connection with the fact that you have executed (or not executed) this Consent, without your prior written consent, except as may be required by law, rule or regulation (including the rules and regulations of a national securities exchange) (other than such disclosure to other individuals that are being asked to sign a substantially similar consent).

Representations and Warranties

Each party hereto hereby represents and warrants to each of the other parties hereto and their Representatives (as defined below) that as of the date hereof: (i) such party has the power and authority to execute and deliver this Consent and to carry out its obligations hereunder, (ii) the execution, delivery and performance by such party of this Consent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such party, (iii) the execution, delivery and performance by such party of this Consent and the consummation of the transactions contemplated hereby will not (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien upon any of the properties or assets of such party under any of the terms, conditions or provisions of (1) its certificate of formation, limited partnership agreement or similar organizational documents, as applicable, or (2) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such party is a party, or (B) violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to such party except, (x) in the case of clause (iii)(A)(1), for those occurrences that, individually or in the aggregate, would not be material to such party and, if applicable, its subsidiaries, taken as a whole, and (y) in the case of clause (iii)(A)(2) and clause (iii)(B), for those occurrences that, individually or in the aggregate, have not had and would not be reasonably expected to have a material adverse effect on such party and, if applicable, its subsidiaries, taken as a whole, (iv) this Consent constitutes the legal, valid and binding obligations of such party enforceable against such party in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles), (v) no notice to, declaration or filing with, or consent or approval of, any governmental entity or third party is required by or with respect to such party in connection with the execution of this Consent or the consummation of the Recapitalization other than filings in respect of applicable securities laws, in each case, except as would not, individually or in the aggregate, have had or be reasonably expected to have a material adverse effect on such party and, if applicable, its subsidiaries, taken as a whole, (vi) in connection with the Recapitalization Closing, no member of the Oz Group is entering into, or will enter into, any agreement, arrangement or understanding with any of the DO Parties, that contemplates or provides (or is reasonably likely to provide) a material financial benefit to any of the DO Parties, other than as disclosed in the Information Statement or in any document attached to or circulated with the Information Statement and (vii) except for the representations and warranties contained in this Consent or, in the case of the parties thereto, the Implementation Agreements, such party acknowledges that no other party hereto is making or has made any representation or warranty (whether express or implied) in connection with this Consent or the transactions contemplated hereby.

Each of the Oz Parties hereby represents and warrants to you that, with respect to the Class A Units, the Preferred Units, the TRA, the Class A Unit Forfeiture, the New Debt Securities, and the New Preferred Securities, the treatment (and terms and conditions) applicable to any of the DO Parties in connection with the Recapitalization will be no more favorable to any of the DO Parties (other than in de minimis respects) than the treatment (and terms and conditions) applicable to any other holder or recipient thereof. For the avoidance of doubt, the representation and warranty in this paragraph does not address other interests that the DO Parties may have in the Recapitalization, as described in more detail in the Information Statement (including the Interests of Certain Persons section of the Information Statement).

Indemnification and Release

In furtherance of the parties’ desire that each person delivering a consent (and their applicable related parties, including Related Trusts (as defined below)), including for the avoidance of doubt Daniel S. Och (including his Related Trusts that hold units in the Operating Partnerships (together with Mr. Och, the “Och Parties”)), who is delivering a consent, will release, and will be released by, each member of the Oz Group, the Board and each other active and former executive managing director that delivers a consent (and their applicable related parties), the parties hereby agree as follows:

Effective upon the entry into definitive Implementation Agreements providing for the Recapitalization (with the simultaneous consummation of the applicable transactions to be consummated upon such entry) (currently expected to occur no later than February 8, 2019) (the “Recapitalization Closing”), but expressly conditioned upon the execution and delivery of this Consent by you, (i) each member of the Oz Group, (ii) the Board, and (iii) the Och Parties and the Oz Group’s active and former executive managing directors (and each of their related trusts, if any, that hold units in the Operating Partnerships (the “Related Trusts”)) that deliver an executed consent, in each case containing substantially the same indemnification and release provisions contained in this Indemnification and Release section (the “Participating Oz Parties”) (for clarification, the releases contemplated by clause (ii) will be effected pursuant to release provisions in separate release agreements and clause (iii) will be effected pursuant to release provisions in separate agreements in substantially the form attached as Exhibit D-1 to the Information Statement (and with respect to any Related Trust in substantially the form attached as Exhibit D-2 to the Information Statement)) and their trustees and any of the respective affiliates, successors, assigns, executors, heirs, officers, directors, managers, partners, employees, agents and representatives of any of the foregoing (“Representatives”) (collectively, each of (i) through (iii) and their respective Representatives, but for the avoidance of doubt, excluding (x) any active or former executive managing director or Related Trust that is not a Participating Oz Party and (y) Representatives of the parties in clause (x), the “Oz Release Parties”), irrevocably, unconditionally, knowingly and voluntarily releases, acquits, remises, discharges and forever waives and relinquishes all Claims (as defined below) which any of the Oz Release Parties ever had, has, can have, or might have now or in the future, for, upon or by reason of any matter, cause or thing whatsoever, whether in law or in equity, against you and/or any of your Representatives (collectively, the “Consenting Partner Release Parties”), arising out of, relating to, based upon or resulting from the Recapitalization or any act or omission with respect to the planning for, or otherwise arising out of or relating to, the Recapitalization, solely in respect of the period beginning on May 17, 2018 and ending at the Recapitalization Closing, in each case, other than to enforce any express rights under an agreement to which any Oz Release Party or any Consenting Partner Release Party is a party or an express third-party beneficiary thereof arising after the Recapitalization Closing (including, without limitation, any Claims pursuant to the express terms of, or to enforce, this Consent and/or the Implementation Agreements, whether for indemnification, breach or otherwise) (the “Consenting Partner Released Claims”). For the avoidance of doubt, (A) this release shall not extend to and expressly excludes any Claims other than the Consenting Partner Released Claims, each of which is hereby expressly preserved, and (B) no Consenting Partner Release Party who is currently an employee, officer, manager, partner and/or director of the Company or any member of the Oz Group (or the predecessors thereof) shall cease to be a Consenting Partner Release Party should they cease to serve in such position for any reason.

For the avoidance of doubt, the failure of any active or former executive managing director who is not a party to this Consent to enter into a consent in substantially the form attached as Exhibit D-1 to the Information Statement (and with respect to any Related Trust, the failure of such Related Trust to enter into a consent in substantially the form attached as Exhibit D-2 to the Information Statement), may result in such active or former executive managing director (or Related Trust) failing to qualify as an Oz Release Party for purposes of this Consent but shall not otherwise invalidate this Consent or any other consent delivered by another person.

Effective upon the Recapitalization Closing, but expressly conditioned upon the execution and delivery of a consent containing release provisions in substantially the same form by each of the Participating Oz Parties (and as to which the Consenting Partner Release Parties are intended third party beneficiaries), each of the Consenting Partner Release Parties irrevocably, unconditionally, knowingly and voluntarily releases, acquits, remises, discharges and forever waives and relinquishes all Claims which any of the Consenting Partner Release Parties ever had, has, can have, or might have now or in the future, for, upon or by reason of any matter, cause or thing whatsoever, whether in law or in equity, against any of the Oz Release Parties, arising out of, relating to, based upon or resulting from the Recapitalization or any act or omission with respect to the planning for, or otherwise arising out of or relating to, the Recapitalization, solely in respect of the period beginning on May 17, 2018 and ending at the Recapitalization Closing, in each case, other than to enforce any express rights under any agreement to which any Oz Release Party or any Consenting Partner Release Party is a party or an express third-party beneficiary thereof arising after the Recapitalization Closing (including, without limitation, any Claims pursuant to the express terms of, or to enforce, this Consent and/or any Implementation Agreement, whether for indemnification, breach or otherwise) (the “Oz Released Claims”). For the avoidance of doubt, (A) this release shall not extend to and expressly excludes any Claims other than the Oz Released Claims, each of which is hereby expressly preserved, and (B) no Oz Release Party who is currently an employee, officer, manager, partner and/or director of the Company or any member of the Oz Group (or the predecessors thereof) shall cease to be an Oz Release Party should they cease to serve in such position for any reason.

“Claim” shall mean any actual, potential or threatened claim, counterclaim, action, investigation, arbitration or other alternative dispute resolution mechanism, appeal, inquiry, inspection, audit, examination, proceeding, cause of action in law or in equity, suit, lien, liability, debt due, sum of money, demand, obligation, accounting, damage, financial obligations, charges, rights, damages, loss, cost or expense, attorneys’ fees and liabilities of any kind or nature whatsoever, known or unknown, contingent or non-contingent, suspected or unsuspected, whether arising under state, federal or other law, or based on common law, statutory law, regulations, equity or otherwise, including, without limitation, any claim based on alleged breach of contract, breach of fiduciary duty, breach of duty of confidentiality, undue influence, incapacity, fraud, fraudulent inducement, negligent misrepresentation, unjust enrichment or other legal duty, legal fault, offense, quasi-offense or any other theory.

The Oz Release Parties and the Consenting Partner Release Parties acknowledge that the laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” The Oz Release Parties and the Consenting Partner Release Parties acknowledge that such provisions are designed to protect a person from waiving Claims that it does not know exist or may exist. Nonetheless, the Oz Release Parties and the Consenting Partner Release Parties agree that, effective as of the Recapitalization Closing, the Oz Release Parties and the Consenting Partner Release Parties shall be deemed to waive any protections provided by such provisions to the fullest extent permitted by law and shall not institute any legal proceedings based upon, arising out of, or relating to any of the Claims released pursuant to this Consent, whether known or unknown at the time of executing this Consent.

It is expressly agreed that (i) the Oz Release Parties and Consenting Partner Release Parties, to the extent they are not parties to this Consent, shall be intended third party beneficiaries of the release provisions set forth herein, (ii) the Consenting Partner Release Parties, to the extent they are not parties to this Consent, shall be intended third party beneficiaries of the indemnification provisions set forth herein and (iii) the Representatives of the parties hereto shall be intended third party beneficiaries of the representations set forth herein and, in each case, shall be entitled to enforce such provisions in the same manner and to the same extent as the parties hereto. In addition, it is acknowledged and agreed that the Consenting Partner Release Parties shall be intended third party beneficiaries of the respective release provisions (the “Reciprocal Releases”) of each of the applicable consents or similar agreements being delivered by the Oz Release Parties that are not parties to this Consent in the same manner and to the same extent as the Oz Release

Parties thereunder (and for the avoidance of doubt, each Consenting Partner Release Party under this Consent shall be an Oz Release Party under each of the Reciprocal Releases), and shall be entitled to enforce such release provisions in the same manner and to the same extent as the parties thereto. The Oz Release Parties and Consenting Partner Release Parties agree to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary to carry out the provisions of this Indemnification and Release section.

Effective upon the Recapitalization Closing, but expressly conditioned upon your execution and delivery of this Consent, if any Consenting Partner Release Party becomes involved in any capacity in any Claim brought by any governmental or quasi-governmental agency or entity (including without limitation any city, state, or federal taxing authority) or any person, including stockholders, investors, former or active executive managing directors (or Related Trusts thereof) of the Oz Group, to the extent arising from, in connection with or as a result of the Recapitalization (other than the Intended Effects (as defined below)), solely in respect of the period beginning on May 17, 2018, each member of the Oz Group jointly and severally will reimburse or, if so requested by the Consenting Partner Release Parties, advance, or cause to be advanced (within ten business days of such request), any and all reasonable and documented out-of-pocket legal and other fees and expenses (including the cost of any preparation) incurred in connection therewith by such Consenting Partner Release Party, provided, however, that such Consenting Partner Release Party shall have given a written undertaking to reimburse the Oz Group in the event it is subsequently determined that such Consenting Partner Release Party is not entitled to indemnification pursuant to this Consent (the “Expense Reimbursement”). Effective from and after the Recapitalization Closing, but expressly conditioned upon your execution and delivery of this Consent, each member of the Oz Group shall jointly and severally indemnify the Consenting Partner Release Parties and hold them harmless on an after-tax basis against any and all liabilities, debts, obligations, losses, damages, Claims, costs or expenses (including costs of investigation and preparation and reasonable and documented out-of-pocket attorneys’ fees and expenses) (but for the avoidance of doubt, not including any of the transactions contemplated by the Implementation Agreements or the intended effects of the Recapitalization (the “Intended Effects”), including, without limitation, any diminution in the value of a holder’s securities, loss of value in shares being reallocated or similar matters) (collectively, “Losses”) to any such person to the extent arising out of, relating to, based upon or resulting from the Recapitalization or any act or omission with respect to the planning for, or otherwise arising out of or relating to, the Recapitalization, solely in respect of the period beginning on May 17, 2018, in each case, including, but not limited to, any such Losses relating to (i) taxes (including any related interest and penalties) resulting from the allocation of net income of the Operating Partnerships to units of the Operating Partnerships other than the Class B Units (as defined in the Information Statement) during the Distribution Holiday except for (1) any such allocation pursuant to the Book-Up Provisions (as defined in the Amended and Restated Limited Partnership Agreements of the Operating Partnerships, as amended and restated as of the date of the Recapitalization Closing), (2) taxes resulting from any deemed distribution for U.S. federal income tax purposes with respect to such units of the Operating Partnerships other than the Class B Units resulting from the reallocation of any nonrecourse liabilities of the Operating Partnerships outstanding at the time of the Recapitalization, and (3) taxes for any period that includes the Distribution Holiday or any portion thereof for which the Consenting Partner Release Party had granted, or had granted on its behalf, to any taxing authority a waiver or consent extending any statute of limitation for the assessment of taxes for such period, unless the Consenting Partner Release Party has notified the Oz Group in writing of such waiver or consent within 10 days of their grant (in the case of this clause (3), solely to the extent that the failure to have notified the Oz Group materially prejudices the Oz Group’s ability to contest any assessment of taxes for which it would be required to indemnify such Consenting Partner Release Party or to make a claim under the Tax Indemnity Policy (as defined below)), (ii) Claims by any other holder of units in the Oz Group against one or more of the Consenting Partner Release Parties, (iii) Claims by any active or former executive managing director or Related Trust or any other person against one or more of the Consenting Partner Release Parties and (iv) Claims by any holders of Class A Shares (as defined in the Information Statement) against one or more of the Consenting Partner Release Parties, but in all cases, solely to the extent (x) arising out of, relating to, based upon or resulting from the Recapitalization or any act or omission with respect to the planning for, or otherwise arising out of or relating to, the Recapitalization, solely in respect of the period beginning on May 17, 2018, and (y) other than in the case of Expense Reimbursement, such Losses become payable in a final and non-appealable order or judgment by a court of competent jurisdiction, a final and binding settlement agreement or, in the case of taxes, pursuant to a determination within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended (or any comparable provision of state or local tax law), an Internal Revenue Service Form 870 or 870-AD (or successor form) signed by the Consenting Partner Release Party (or any comparable form under state or local tax law) (for the avoidance of doubt, subject to the applicable restrictions on settlement contained herein) or a settlement or notice of final partnership adjustment that goes uncontested by the applicable Oz Group member (or any comparable provisions under state or local tax law), and for the avoidance of doubt, in all cases excluding the Intended Effects. All indemnification payments made pursuant to this Indemnification and Release section shall be paid by the Oz Group on an after tax basis and net of any tax benefits actually realized (in the year of the Loss through and including the year in which the indemnification payment is made) by the Consenting Partner Release Parties in connection with the matter that is subject to indemnification and any amounts relating to Claims that are actually received by the Consenting Partner Release Parties under insurance policies, indemnities, reimbursement arrangements or contracts (including with respect to any breaches thereof), and the Consenting Partner Release Parties shall be required to take commercially reasonable steps to obtain recovery under such insurance policies, indemnities, reimbursement arrangements or contracts. The Consenting Partner Release Parties and the Oz Group shall cooperate in connection with any matters in which indemnification has been or may be sought pursuant to this Indemnification and Release section and shall each furnish any records and other information as may be reasonably requested by the other party in connection therewith, except for confidential tax information and except to the extent such records or other information is subject to the attorney-client or other similar privilege that would be waived (in whole or in part) as a result of such furnishing (in which case the Consenting Partner Release Parties shall use reasonable best efforts to implement alternative arrangements to (i) furnish such tax information on a redacted or other similar basis to eliminate confidential information and (ii) furnish any other records and other information to the extent permissible without waiving the attorney-client or other similar privilege); provided that any tax information needed in order for the Oz Group to ascertain the amount of the Loss and determine the amount of the required indemnification payment shall be deemed not to be confidential; provided further that the Oz Group shall keep all such tax information confidential to the extent permitted by law. Without limiting the foregoing, the Consenting Partner Release Parties shall (i) promptly inform the Oz Group of any communication (or any other correspondence) received from, or given to, any applicable governmental, quasi-governmental agency or other person in connection with any matter which is or would reasonably be expected to be subject to indemnification hereunder, (ii) permit the Oz Group to review in advance any proposed communication by such party to any such person to the extent relating thereto and incorporate the Oz Group’s reasonable comments, and (iii) as requested by the Oz Group and permitted by law, permit the Oz Group to participate in any applicable meetings or discussions with such person to the extent relating thereto, in the case of each of clauses (i)-(iii), to the extent such actions would not result in any waiver of any attorney-client or other similar privilege of such Consenting Partner Release Party (subject to the obligations of the Consenting Partner Release Parties set forth in the immediately preceding sentence).

In the event of a proceeding or other Claim against a Consenting Partner Release Party involving a third party for which indemnification or advancement of fees and expenses may be required hereunder (a “Third Party Claim”), you shall promptly (but in the case of a Third Party Claim relating to taxes, in no event later than 10 days following notice thereof) notify the Oz Group in writing and provide information as the Oz Group may reasonably request provided that a delay in notice shall not affect the Oz Group’s liability except to the extent it is materially prejudiced thereby. The Oz Group shall be entitled to participate in the defense of such Third Party Claim at its expense, and, other than with respect to such Claims related to taxes which shall be subject to the procedures set forth below, at its option shall be entitled to assume the defense thereof with counsel selected by the Oz Group that is reasonably acceptable to you (it being acknowledged and agreed that for purposes of this section Skadden, Arps, Slate, Meagher & Flom LLP is deemed reasonably acceptable to you). If (i) such Third Party Claim relates to or arises in connection with any criminal proceeding brought by any governmental or quasi-governmental agency or entity, or (ii) such Third Party Claim seeks an injunction or equitable relief against you, then the Oz Group and each Indemnified Party Group (as defined below) (as represented by such group’s Permitted Counsel (as defined below), at the Oz Group’s expense (to the extent reasonable, documented and out-of-pocket) shall jointly control such Third Party Claim and, to the extent included as indemnified parties pursuant to this Consent or a separate consent delivered in connection with the Recapitalization (“Indemnified Parties”), (A) Indemnified Parties that are DO Parties or their Representatives as a group shall be entitled to retain one separate counsel reasonably acceptable to the Oz Group (it being acknowledged and agreed that for purposes of this section Paul, Weiss, Rifkind, Wharton & Garrison LLP is deemed reasonably acceptable to the Oz Group), (B) the applicable Indemnified Parties that are active executive managing directors or their Representatives as a group shall be entitled to retain one separate counsel reasonably acceptable to the Oz Group (it being acknowledged and agreed that for purposes of this section Proskauer Rose LLP is deemed reasonably acceptable to the Oz Group) and (C) any other applicable Indemnified Parties as a group shall be entitled to retain one separate counsel reasonably acceptable to the Oz Group (it being acknowledged and agreed that for purposes of this section Paul Hastings LLP is deemed reasonably acceptable to the Oz Group), in each case, to jointly control such Third Party Claim (plus, in each of (A), (B) and (C), if applicable, each of the Indemnified Party Groups shall be entitled to retain one local counsel reasonably acceptable to the Oz Group in any applicable jurisdiction in respect of any particular Claim for the applicable Indemnified Parties) at the Oz Group’s expense (to the extent reasonable, documented and out-of-pocket) (the groups of Indemnified Parties in each of (A), (B) and (C), the “Indemnified Party Groups” and the applicable counsel for each such group, the “Permitted Counsel”). Notwithstanding the foregoing, if your counsel advises you in writing that representation by the same counsel would be inappropriate under applicable standards of professional conduct due to a material conflict of interest that exists or would reasonably be expected to arise in the event the Oz Group elects to control or defend any Third Party Claim, then each Indemnified Party Group (as represented by such group’s

Permitted Counsel, at the Oz Group’s expense (to the extent reasonable, documented and out-of-pocket)) shall be entitled to control their own defense of such Third Party Claim; provided, however that the Oz Group shall be entitled to participate in the defense of such Third Party Claim at its expense. For the avoidance of doubt, none of the consummation of the Recapitalization transactions or the execution of this Consent (including the indemnification and release provisions hereof), shall constitute, in and of themselves, a conflict for purposes of the foregoing sentence.

In the case of any Third Party Claim consisting of an audit, examination, or other proceeding of any taxes or tax returns of a Consenting Partner Release Party, (i) if the applicable audit, examination or other proceeding includes other tax matters of the Consenting Partner Release Party besides the Third Party Claim, then the Consenting Partner Release Party shall use commercially reasonable efforts (which shall not include settlement on terms not agreeable to you of such other tax matters) to sever the Third Party Claim from all other tax matters, (ii) if the applicable audit, examination or other proceeding includes solely Third Party Claims or the audit, examination or other proceeding was successfully severed in accordance with the immediately preceding clause (i) to solely include the Third Party Claim, then the Oz Group at its option shall be entitled to assume the defense thereof with one counsel selected by the Oz Group that is reasonably acceptable to you (it being acknowledged and agreed that for purposes of this section Skadden, Arps, Slate, Meagher & Flom LLP is deemed reasonably acceptable to you), (iii) if the applicable audit, examination or other proceeding includes other tax matters of the Consenting Partner Release Party besides the Third Party Claim and cannot be severed in accordance with clause (i), then the Consenting Partner Release Party shall be entitled to retain the defense thereof (at the Consenting Partner Release Party’s expense, except to the extent relating to indemnifiable Losses hereunder) and if the Consenting Partner Release Party foregoes such defense, the Oz Group shall be entitled to assume the defense thereof with one counsel selected by the Oz Group that is reasonably acceptable to you (it being acknowledged and agreed that for purposes of this section Skadden, Arps, Slate, Meagher & Flom LLP is deemed reasonably acceptable to you) (at the Consenting Partner Release Party’s expense, except to the extent relating to indemnifiable Losses hereunder), (iv) (1) to the extent the Oz Group controls such Third Party Claim pursuant to the immediately preceding clauses (i)-(iii) and determines (in consultation with the Consenting Partner Release Party) or (2) to the extent the Oz Group does not control any such Third Party Claim pursuant to clause (v) below and the Consenting Partner Release Party reasonably determines with the consent of the Oz Group (not to be unreasonably withheld, conditioned or delayed) that any part of the underlying tax should be paid to the appropriate taxing authority prior to the final resolution of the Third Party Claim, (x) the Oz Group shall advance the Consenting Partner Release Party the amount of such tax (to the extent indemnifiable hereunder) and the Consenting Partner Release Party shall promptly remit such amount to the appropriate taxing authority, and (y) if such advance exceeds the amount of tax as ultimately determined, the Oz Group shall be entitled to offset the amount of such excess against any and all amounts otherwise owed to the Consenting Partner Release Party under this Consent or any applicable limited partnership agreement, and the Consenting Partner Release Party shall pay over to the Oz Group any amount remaining of such excess after such offset, if any, and (v) to the extent the Oz Group does not control any such audit, examination or other proceeding in accordance with the immediately preceding clauses (i)-(iii), the Oz Group may participate at its own expense and with its own selected counsel in the audit, examination or other proceeding only to the extent applicable to the Third Party Claim and the Consenting Partner Release Party shall only settle such Third Party Claim with the consent of the Oz Group (not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, any tax information of a

Consenting Partner Release Party that is included in such a tax audit, examination or other proceeding controlled by the Oz Group (or in which the Oz Group participates) and that is not relevant to the Third Party Claim will be treated as confidential tax information and not shared with the Oz Group pursuant to the cooperation and information sharing provisions above and, to the extent any tax information is shared with the Oz Group or its advisors, such information shall be kept confidential to the extent permitted by law. For the further avoidance of doubt, the control, defense, and settlement of an audit, examination, or other proceeding of any taxes or tax returns of an Operating Partnership shall be governed by the provisions of the applicable limited partnership agreement and Sections 6221-6241 of the Code and the Treasury Regulations promulgated thereunder.

If the Oz Group assumes the defense of a Third Party Claim, the Oz Group shall control the defense and you shall be entitled (at your own expense) to participate in such defense. If the Oz Group is controlling the defense of any Third Party Claim, then the Oz Group shall be entitled to settle or compromise such Third Party Claim, and you shall agree to such settlement or compromise; provided, the Oz Group shall obtain your prior written consent (not to be unreasonably withheld, conditioned or delayed) before entering into any such settlement or compromise if (A) the same results in (i) injunctive or other equitable relief imposed against the applicable indemnified parties or (ii) a finding or admission of guilt, wrongdoing or any violation of law (provided that, for the avoidance of doubt, agreeing to an adjustment of items of income, gain, loss and deductions in connection with a civil tax settlement shall not be considered such an admission) on the part of the applicable indemnified parties or (B) the applicable indemnified parties are not expressly and unconditionally released from all liabilities and obligations with respect to such Third Party Claim. While you control defense of a Third Party Claim, the Oz Group shall use commercially reasonable efforts to defend and/or assist in your defense of any claim by a taxing authority relating to an allocation of income described in clause (i) of the definition of Loss in the prior paragraph. Whether or not the Oz Group assumes the defense of a Third Party Claim, neither you nor any applicable indemnified party shall admit any liability with respect to, or settle, compromise or discharge (or offer the same), such Third Party Claim without the Oz Group’s prior written consent (not to be unreasonably withheld, conditioned or delayed). In the event of any legal proceedings brought by you or the Consenting Partner Release Parties for the enforcement of the indemnification and release provisions of this Consent, the reasonable costs and expenses incurred by you and such Consenting Partner Release Parties (as applicable), on the one hand, and the Oz Release Parties, on the other hand, in connection therewith, including attorney fees and disbursements, and the interest accrued on any amounts owed by the Oz Group pursuant to the terms of the indemnification and release provisions of this Consent, in each case shall be reimbursed to you and such Consenting Partner Release Parties (as applicable) by the Oz Group solely to the extent you and such Consenting Partner Release Parties (as applicable) are the prevailing party in such legal proceedings. The indemnification rights of the Consenting Partner Release Parties hereunder shall be in addition to any other indemnification rights the Consenting Partner Release Parties may have under the Amended and Restated Limited Partnership Agreements of the Operating Partnerships or any existing indemnification agreements with any members of the Oz Group, in each case, without limiting the scope of the releases contained herein. The Consenting Partner Release Parties acknowledge that the Oz Group is obtaining a Tax Indemnity Policy underwritten by VALE Insurance Partners, LLC (the “Tax Indemnity Policy”) with respect to certain tax aspects of the Recapitalization. The Consenting Partner Release Parties acknowledge and agree that (i) for purposes of this Consent, the rights of the Oz Group to control or participate in any Third Party Claim involving taxes shall include the right of control or participation by the applicable insurers under the

Tax Indemnity Policy, and (ii) the Consenting Partner Release Parties shall reasonably cooperate with the Oz Group in any claims by the Oz Group pursuant to the Tax Indemnity Policy (which may include, for the avoidance of doubt but subject to the terms hereof, permitting the applicable insurers thereunder to control or participate in the applicable Third Party Claim to the extent required by the Tax Indemnity Policy).

For the avoidance of doubt, except as previously agreed to by any of the Oz Parties prior to the date hereof pursuant to an executed engagement letter or the sections entitled “Certain Protections” and “Expenses” in the Agreement, no costs or expenses incurred by any Consenting Partner Release Parties in connection with the review and negotiation of the Recapitalization and related documentation shall be subject to reimbursement, advancement or indemnification hereunder.

Delivery Instructions

The effectiveness of this Consent, including the release and the indemnification provisions set forth herein, is subject to the Recapitalization Closing. The Recapitalization Closing remains subject to the satisfaction or waiver of certain closing conditions related thereto, and there can be no guarantee that the transactions contemplated by the Agreement will be consummated on a timely basis or at all. In the event that for any reason, the Recapitalization does not occur by February 28, 2019, neither you nor the Oz Parties will have any obligation in respect of this Consent, including the release and indemnification provisions set forth herein, and this Consent shall terminate and be void and of no further force or effect. The execution of this Consent shall not obligate the Company to consummate the Recapitalization. The Recapitalization Closing may occur if the closing conditions to the Recapitalization are satisfied, even if you do not execute this Consent. If you do not execute and timely deliver this Consent, you will not be entitled to the benefits of the release and the indemnification provisions set forth herein.

Please have a duly authorized person sign this Consent, returning a copy of your signed Consent by email to David Levine, the Company’s Chief Legal Officer, at David.Levine@ozm.com and mailing the original of your signed Consent to the following address:

Och-Ziff Capital Management Group LLC

9 West 57th Street, 39th Floor

New York, New York 10019

Attention: Chief Legal Officer

We request that you complete these actions as soon as possible, and in any event no later than February 7, 2019. Should you have any questions concerning the above matters, please do not hesitate to contact David Levine at david.levine@ozm.com. We appreciate your assistance and thank you in advance for your prompt attention to this matter.

Miscellaneous

This Consent shall be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflict of laws. Each party hereto (i) irrevocably submits to the jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, any Delaware state court or U.S. federal court sitting in Wilmington, Delaware (the “Selected Courts”) in any action arising out of this Consent, (ii) consents to the service of process by mail and (iii) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED,

WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS CONSENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THE PARTIES HERETO MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BY EACH OF THE PARTIES HERETO IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THE PARTIES HERETO RELATING TO THIS CONSENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND EACH OF THE PARTIES HERETO AGREES THAT SUCH ACTION WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

This Consent may be executed in counterparts and signatures may be delivered by facsimile or by e-mail delivery of a “.pdf” format data file, each one of which shall be deemed an original and all of which together shall constitute one and the same Consent.

The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit or aid in the construction of any term or provision hereof. It is the intention of the parties that every covenant, term and provision of this Consent shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring a Consent to be strictly construed against the drafting party), it being understood that the parties to this Consent are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Consent.

The parties intend for this Consent to constitute a legal, valid and binding obligation of each party hereto enforceable against such party in accordance with its terms. This Consent may not be assigned by any of the parties without the prior written consent of the other parties hereto.

Except as expressly contemplated herein, this Consent and the Implementation Agreements constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings pertaining thereto except for pre-existing legal retention agreements.

Except as otherwise provided herein, it is understood and agreed among the parties that this Consent and the covenants made herein are made expressly and solely for the benefit of the parties hereto, and that no other person or entity shall be entitled or be deemed to be entitled to any benefits or rights hereunder, nor be authorized or entitled to enforce any rights, claims or remedies hereunder or by reason hereof.

No provision of this Consent may be amended, modified or waived except in writing, signed by each of the parties hereto. Except as otherwise expressly set forth herein, no delay or omission on the part of any party to this Consent in exercising any right, power or remedy provided by law or provided hereunder shall impair such right, power or remedy or operate as a waiver thereof. The single or partial exercise of any right, power or remedy provided by law or provided hereunder shall not preclude any other or further exercise of any other right, power or remedy.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Consent were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Consent and to enforce specifically the terms and provisions hereof in any of the Selected Courts, this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party hereto further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

The provisions of this Consent shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Consent, or the application thereof to any person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Consent and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

[Signature Page Follows]

Sincerely,

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC

By:
Name:
Title:

OZ MANAGEMENT LP
By: Och-Ziff Holding Corporation, its general partner

By:
Name:
Title:

OZ ADVISORS LP
By: Och-Ziff Holding Corporation, its general partner

By:
Name:
Title:

OZ ADVISORS II LP
By: Och-Ziff Holding LLC, its general partner

By:
Name:
Title:

[Signature Page to Recapitalization Consent]

OCH-ZIFF HOLDING CORPORATION

By:
Name:
Title:

OCH-ZIFF HOLDING LLC

By:
Name:
Title:

[Signature Page to Recapitalization Consent]

Acknowledged, agreed and consented to as of the date first set forth above:

By:
Name:

[Signature Page to Recapitalization Consent]

Schedule A

Appendix A

Form of Class E Common Unit Award Agreement

Exhibit 10.17

CLASS E COMMON UNIT AWARD AGREEMENT

Date: February 7, 2019

To: ___________________

Dear _________________:

We are pleased to confirm that you have been awarded a conditional grant of Class E Common Units in OZ Management LP (“OZM”), OZ Advisors LP (“OZA”) and OZ Advisors II LP (“OZAII” and, together with OZM and OZA, the “Partnerships”) pursuant to the limited partnership agreements of the Partnerships (the “LPAs”) (your “Class E Unit Grants”). Capitalized terms used in this Award Agreement (this “Award Agreement”) and not defined herein will have the meanings assigned to them in the LPAs.

Your Class E Unit Grants shall be conditionally issued to you by the Partnerships in the numbers specified below and effective as of the grant date specified below:

Class E Unit Grants, with a Grant Date of February 7, 2019.

(1) OZM Class E Unit Grant: __________ Class E-1 Common Units in OZM.

(2) OZA Class E Unit Grant: __________ Class E-1 Common Units in OZA.

(3) OZAII Class E Unit Grant: __________ Class E-1 Common Units in OZAII.

The Class E Common Units constituting each of your Class E Unit Grants are subject to the terms and conditions of the LPAs, including, but not limited to, the vesting and forfeiture terms set forth therein.

With respect to each of the Class E Unit Grants described above and for purposes of the LPAs, a total of ____________ Class E-1 Common Units granted hereunder in each Partnership shall constitute the First Tranche of Class E-1 Common Units in such Partnership, and a total of ____________ Class E-1 Common Units granted hereunder in each Partnership shall constitute the Additional Class E-1 Common Units in such Partnership. For a description of the vesting terms applicable to the First Tranche of Class E-1 Common Units and the Additional Class E-1 Common Units, please see Exhibit E-1 of each of the LPAs.

You agree that your retention of the Class E Common Units constituting your Class E Unit Grants is subject to, and conditional on, your compliance with the conditions specified in the LPAs (including your Partner Agreements, if applicable) and, by signing this Award Agreement, you acknowledge (i) your receipt of your Class E Unit Grants described above, (ii) your receipt of the LPAs, and (iii) that you receive the Class E Common Units subject to the terms and conditions of the LPAs. This Award Agreement shall be a “Partner Agreement” (as defined in the LPAs).

In addition, you acknowledge and agree that:

(i)

Your retention of the Class E Common Units constituting your Class E Unit Grants is subject to, and conditional on, your execution and delivery to OZM of a Consent to Recapitalization, substantially in the form attached hereto as Exhibit A (the “Consent to Recapitalization”) (and, if applicable, with respect to any of your Related Trusts (as defined in the Consent to Recapitalization), you shall, concurrently herewith, deliver an executed copy of a substantially similar Consent to Recapitalization from any such Related Trusts to OZM);

(ii)

Notwithstanding any terms of the Award Agreement(s) evidencing any Class A Restricted Share Units (“RSUs”) you hold from time to time to the contrary, as of the Recapitalization Date Och-Ziff will initiate a “distribution holiday” with respect to the RSUs pursuant to which the amount of any distribution equivalents, distributions, dividends or dividend equivalents that may become payable on any RSUs then held by you shall not exceed $4.00 per Class A Share (as such amount may be equitably adjusted for stock splits and other capitalization changes) underlying each such RSU cumulatively during the Distribution Holiday.

Please sign this Award Agreement in the space provided below to confirm your Class E Unit Grants and return a copy at your earliest convenience. This Award Agreement may be signed in counterparts and all signed copies of this Award Agreement will together constitute one original.

Acknowledged and agreed as of the date set forth above:

Name:

OZ MANAGEMENT LP

By:	Och-Ziff Holding Corporation,
its General Partner

By:
Name:
Title:

OZ ADVISORS LP

By:	Och-Ziff Holding Corporation, its General Partner

By:
Name:
Title:

OZ ADVISORS II LP

By:	Och-Ziff Holding LLC, its General Partner

By:
Name:
Title:

Exhibit A

Consent to Recapitalization

Appendix B

RSU AWARD AGREEMENT

CO-CIO ANNUAL RSU AWARD AGREEMENT

This CLASS A RESTRICTED SHARE UNIT AWARD AGREEMENT (this “Award Agreement”), dated as of [                    ] (the “Grant Date”), is made by and between OZ Management LP, a Delaware limited partnership (the “Partnership”), and James Levin (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Och-Ziff Capital Management Group LLC 2013 Incentive Plan (the “Plan”). Where the context permits, references to the Partnership shall include any successor to the Partnership.

1. Grant of Restricted Share Units.

(a) Subject to all of the terms and conditions of this Award Agreement, the Plan, and the Partner Agreement (as defined in Section 1(b) below), the Partnership hereby grants to the Participant [                    ] Class A restricted share units (the “RSUs”). This grant is being made pursuant to and in satisfaction of a Bonus Equity award under Sections 4(b) and 4(c) of the Partner Agreement.

(b) For purposes of this Award Agreement, “Partner Agreement” means the Amended and Restated Partner Agreement between the Partnership and the Participant, dated as of February 16, 2018 and effective as of January 1, 2018, as amended by the Omnibus Agreement between James Levin and OZ Management LP, OZ Advisors LP and OZ Advisors II LP, effective as of the closing of the recapitalization of equity interests in such operating partnerships, and as may be further amended, supplemented or restated from time to time.

(c) For purposes of this Award Agreement, “Limited Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of March 1, 2017, as amended, supplemented or restated from time to time.

2. Form of Payment.

(a) Except as otherwise provided in this Award Agreement (including Exhibit A hereto) or the Plan, each RSU granted hereunder shall represent the right to receive, in the sole discretion of the Administrator, either (i) one Class A Share or (ii) cash equal to the Fair Market Value of one Class A Share, in either case, on the third business day following the date such RSU becomes vested in accordance with the vesting schedule set forth in Exhibit A hereto (the “Vesting Schedule”). To the extent any cash is paid in connection with the settlement of RSUs in excess of the Permitted RSU Settlements (as defined in the Unit Designations), such amount will count toward the $50 million Discretionary Basket (as defined in the Unit Designations) contemplated in Section 6(c) of the Unit Designations and the $25 million limitation with respect to Permitted Stock Buybacks (as defined in the Unit Designations). For purposes of the immediately preceding sentence, “Unit Designations” means the Unit Designation of the Preferences and Relative, Participating, Optional, and Other Special Rights, Powers and Duties of Class A Cumulative Preferred Units of each of OZ Management LP, OZ Advisors LP and OZ Advisors II LP, included in their respective Amended and Restated Agreement of Limited Partnership, dated as of [•], 2019, as amended from time to time.

(b) In addition, subject to Section 2(c), the Participant will be credited with Distribution Equivalents with respect to the RSUs, calculated as follows: with respect to any RSUs granted on or prior to the record date applicable to a cash distribution, on each date that any such cash distribution is paid to all holders of Class A Shares while the RSUs are outstanding, the Participant’s account shall be credited, in the sole discretion of the Administrator, with one of the following: (i) the right to receive an amount of cash equal to the amount of such Distribution Equivalents or (ii) an additional number of RSUs equal to the number of whole Class A Shares (valued at Fair Market Value on such date or the immediately preceding trading day as determined by the Administrator in its discretion) that could be purchased on such date with the aggregate dollar amount of the cash distribution that would have been paid on the RSUs had the RSUs been issued as Shares. The right to receive cash or additional RSUs credited under this Section shall be subject to the same terms and conditions applicable to the RSUs originally awarded hereunder and will be settled on the same date as the RSUs in respect of which such Distribution Equivalents are awarded. Any RSUs credited to the Participant’s account may, in the sole discretion of the Administrator as determined at the time such Distribution Equivalent is credited to the Participant’s account, be eligible to receive additional Distribution Equivalents. The Distribution Equivalents referenced in this Section 2(b) may be granted under the Plan or any predecessor or successor thereto. Where context permits, references to RSUs shall include any RSUs credited to the Participant’s account as Distribution Equivalents with respect to such RSUs.

(c) Notwithstanding any provision of this Award Agreement to the contrary, during the period commencing on the “Recapitalization Date” (as defined in the Limited Partnership Agreement) and ending upon the expiration of the “Distribution Holiday” (as defined in the Limited Partnership Agreement), the amount of any Distribution Equivalents, distributions, dividends or dividend equivalents that may become payable on any RSUs then-held by the Participant shall not exceed $4.00 per Class A Share (as such amount may be equitably adjusted for stock splits and other capitalization changes) underlying each such RSU cumulatively during the Distribution Holiday.

3. Restrictions

(a) The RSUs may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered, and shall be subject to a risk of forfeiture until vested in accordance with the terms of the Vesting Schedule and until any additional requirements or restrictions contained in this Award Agreement, the Plan and the Partner Agreement have been otherwise satisfied, terminated or expressly waived by the Partnership in writing.

(b) The RSUs shall become vested in accordance with the Vesting Schedule and the Class A Shares or cash-equivalent amount to which such vested RSUs relate shall become issuable or payable on the third business day thereafter (provided, that such issuance or payment is otherwise in accordance with federal and state securities and tax laws, including satisfaction of all withholding requirements). The portion of such RSUs that is settled in cash shall be at least equal in value, determined based on the Fair Market Value of Class A Shares as of the Vesting Date, to the amount of United States federal, state and local taxes that will be incurred by the Participant with respect to the vesting and settlement of such RSUs (upon delivery by the Participant to the Partnership of such documentation supporting the amount so owed as the Partnership may reasonably request).

(c) Any Class A Shares delivered in respect of any RSUs, any proceeds received by the Participant in respect of any such Class A Shares that were sold, and any dividends or other distributions received by the Participant on any such Class A Shares (or credited as a Distribution Equivalent on any RSU) shall be subject to all applicable provisions of the Partner Agreement, including without limitation, the forfeiture and clawback provisions set forth in Section 8(b) of the Partner Agreement.

4. Voting and Other Rights. The Participant shall have no rights of a shareholder (including the right to distributions) unless and until Class A Shares are issued following vesting of the Participant’s RSUs.

5. Award Agreement Subject to Plan and Partner Agreement. This Award Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this Award Agreement and/or the Plan and the provisions of the Partner Agreement, the provisions of the Partner Agreement shall govern.

6. No Rights to Continuation of Active Service. Nothing in the Plan or this Award Agreement shall confer upon the Participant any right to continue as a limited partner of, or otherwise in the employ or service of, the Partnership or any of its Subsidiaries or Affiliates, or shall interfere with or restrict the right of the Partnership or its Subsidiaries or Affiliates, as the case may be, to terminate the Participant’s active involvement at any time for any reason whatsoever, with or without cause.

7. Section 409A Compliance. The intent of the parties is that payments and benefits under this Award Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Award Agreement shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment or service for purposes of this Award Agreement until the Participant would be considered to have incurred a “separation from service” within the meaning of Section 409A of the Code. Any payments described in this Award Agreement or the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, payment shall be made in accordance with Exhibit A, notwithstanding any provision for accelerated vesting under the Plan. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, no Change of Control shall be deemed to have occurred unless it constitutes a change in control event under Section 409A. Notwithstanding anything to the contrary in this Award Agreement or the Plan, to the extent that any RSUs are payable to a “specified employee” (within the meaning of Section 409A of the Code) upon a separation from service and such payment would result in the imposition of any individual penalty tax or late interest charges imposed under Section 409A of the Code, the settlement and payment of such awards shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, if a period specified for execution of a release of claims begins in one taxable year and ends in a second taxable year, the settlement or payment of the awards shall occur in the second taxable year.

8. Governing Law; Submission to Jurisdiction. This Award Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choices of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware. The Participant hereby submits to and accepts for himself and in respect of his property, generally and unconditionally, the exclusive jurisdiction of the state and federal courts of the State of Delaware for any dispute arising out of or relating to this Award Agreement or the breach, termination or validity thereof. The Participant further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified or registered mail return receipt requested or by receipted courier service to the Participant at the address for the Participant in the books and records of the Partnership.

9. Award Agreement Binding on Successors. The terms of this Award Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, permitted transferees, assignees and successors in interest, and upon the Partnership and its successors and assignees, subject to the terms of the Plan.

10. No Assignment. Notwithstanding anything to the contrary in this Award Agreement, neither this Award Agreement nor any rights granted herein shall be assignable by the Participant.

11. Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Award Agreement or that may reasonably be required of the Participant by the Partnership, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.

12. Severability. Should any provision of this Award Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Award Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Award Agreement. Moreover, if one or more of the provisions contained in this Award Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.

13. Entire Award Agreement. This Award Agreement, the Plan and the Partner Agreement contain the entire agreement and understanding among the parties as to the subject matter hereof.

14. Headings. Section headings (including those in Exhibit A attached hereto) are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

15. Counterparts. This Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

16. Amendment. Except as specifically provided in the Partner Agreement, no amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto and no such amendment or modification shall be made to the extent it violates Section 409A of the Code.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the date first set forth above.

OZ MANAGEMENT LP
By: Och-Ziff Holding Corporation, its General Partner

By:
Name:
Title:

By:
Name:
Title:

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Award Agreement.

PARTICIPANT

By:
Name:
Address:

[Signature Page to RSU Award Agreement Between

James Levin and OZ Management LP]

Exhibit A to Appendix B

VESTING SCHEDULE

1. General Vesting Schedule. Subject to Sections 2 and 3 below, one third (1/3) of the RSUs shall vest on each of the first three anniversaries of the Grant Date (each, a “Vesting Date”) (and settle pursuant to Section 3(b) of this Award Agreement), provided that the Participant remains an Active Individual LP (as defined in the Partner Agreement) through the applicable Vesting Date. If the Participant ceases to be an Active Individual LP prior to the applicable Vesting Date, all of the RSUs then held by the Participant shall be forfeited, except as otherwise provided in this Exhibit A.

2. Exceptions to General Vesting Schedule.

(a) Withdrawal for Cause. If the Participant is subject to a Withdrawal for Cause (as defined in the Partner Agreement), all of the RSUs then held by the Participant shall be forfeited as of the date of such Withdrawal.

(b) Withdrawal without Cause; Other Withdrawals. If prior to December 31, 2022, the Participant is subject to a Withdrawal without Cause (as defined in the Partner Agreement) or a Withdrawal due to Resignation following a Change in Position as described in Section 7(b) of the Partner Agreement, each RSU then held by the Participant shall vest on the date such RSU would have otherwise vested in accordance with Section 1 of this Exhibit A (and settle pursuant to Section 3(b) of this Award Agreement).

(c) Withdrawal due to Resignation. If prior to December 31, 2022, the Participant is subject to a Withdrawal due to Resignation (as defined in the Partner Agreement), then except as provided in Section 2(b) of this Exhibit A, all of the RSUs then held by the Participant shall be forfeited as of the date of such Withdrawal.

(d) Death or Disability. In the event of the Participant ceasing to be an Active Individual LP due to death or Disability (as defined in the Partner Agreement) prior to December 31, 2022, each RSU then held by the Participant shall become vested on the date such RSU would have otherwise vested in accordance with Section 1 of this Exhibit A (and settle pursuant to Section 3(b) of this Award Agreement).

(e) Following a Change of Control. If the Participant is subject to a Withdrawal without Cause within the 12 months following any Change of Control, all of the RSUs then held by the Participant shall become vested on the date of such Withdrawal (and settle pursuant to Section 3(b) of this Award Agreement).

(f) Withdrawal on or after December 31, 2022. Whether or not the Term (as defined in the Partner Agreement) is extended beyond December 31, 2022, if the Participant continues to be an Active Individual LP as of December 31, 2022, each RSU then held by the Participant shall become vested on the date such RSU would have otherwise vested in accordance with Section 1 of this Exhibit A (and settle pursuant to Section 3(b) of this Award Agreement), regardless of whether the Participant remains an Active Individual LP after the expiration of the Term, subject to Sections 2(a) and 2(e) of this Exhibit A.

A-1

3. Continued Compliance with Restrictive Covenants; Release. The Participant’s rights to any payments or other benefits under this Award Agreement, including the acceleration or continuation of any vesting of any RSUs under this Award Agreement, to be paid or provided after the Participant has ceased to be an Active Individual LP for any reason, are conditioned upon (i) the Participant’s execution and non-revocation of a general release agreement in the form attached as Exhibit A to the Limited Partnership Agreement, subject only to revisions necessary to reflect changes in applicable law, and (ii) the Participant complying in all respects with the Limited Partnership Agreement (as modified by the Partner Agreement) including, without limitation, the restrictions regarding Confidentiality, Intellectual Property, Non-Competition, Non-Solicitation, Non-Disparagement, Non-Interference, Short Selling, Hedging Transactions, and Compliance with Policies, set forth in Sections 2.12, 2.13, 2.18, and 2.19 of the Limited Partnership Agreement. If the general release is not executed and effective no later than fifty-three (53) days following the Participant’s Withdrawal or Special Withdrawal pursuant to Section 8.3(g) of the Limited Partnership Agreement, or if the Participant timely revokes his execution thereof, the Partnership shall have no further obligations under this Award Agreement to the Participant, and all RSUs then held by the Participant, if any, shall be forfeited.

A-2

Appendix C

Annual DCI Award Agreement

Form of Co-CIO DCI Award Acceptance Form

OCH-ZIFF DEFERRED CASH INTEREST PLAN

AWARD ACCEPTANCE FORM

James Levin

9 West 57th Street

39th Floor

New York, NY 10019

The Partnerships grant to James Levin (“you” or “Participant”), effective as of [DATE], an Award (the “Award”) as described below, subject to the Och-Ziff Deferred Cash Interest Plan, as amended from time to time (the “Plan”). Capitalized terms used but not defined herein shall have the meanings set forth in the Plan. This Award is being made pursuant to and in satisfaction of a Deferred Cash Interest award under Section 4(e) of each of the Amended and Restated Partner Agreements between the Partnerships and the Participant, dated as of February 16, 2018 and effective as of January 1, 2018, as amended by the Omnibus Agreement between James Levin and OZ Management LP, OZ Advisors LP and OZ Advisors II LP, effective as of the closing of the recapitalization of equity interests in such operating partnerships, and as may be further amended, supplemented or restated from time to time (your “Partner Agreements”).

Award Value on Grant Date:	$
OZ Funds into which Award is invested:	[ ]% in [name of fund] [ ]% in [name of fund]

(a) Except as otherwise provided herein and/or in the Plan, the Award will become Vested on the Vesting Dates and in the amounts indicated below, provided that you have not experienced a Termination of Affiliation and have not given notice of your resignation effective prior to the applicable Vesting Date. The Vested portion of the Award will be distributed in a lump sum on a date to be determined by the General Partner and expected to be on or about the last day of the calendar month in which the applicable Vesting Date occurs; provided that such payment shall be made in all events within seventy (70) days following the applicable Vesting Date.

Vesting Date	Percentage Vested
January 1, [ ]	33.33%
First anniversary of January 1, [ ]	33.33%
Second anniversary of January 1, [ ]	33.34%

(b) In the event that you have a Termination of Affiliation due to Disability or death, or you are subject to a Withdrawal without Cause or a Withdrawal due to Resignation following a Change in Position as described in Section 7(b) of your Partner Agreements, the Award shall become Vested on the date (or dates) the Award would have otherwise become Vested in accordance with the vesting schedule set forth above and shall be paid in accordance with paragraph (a) above.

(c) If you remain an Active Individual LP through the December 31, 2022, the Award shall become Vested on the date (or dates) the Award would have otherwise become Vested in accordance with the vesting schedule set forth above and shall be paid in accordance with paragraph (a) above, regardless of any subsequent Termination of Affiliation to which you may be subject, except if such Termination of Affiliation is for Cause.

(d) Except as otherwise provided herein, in the event that you have a Termination of Affiliation prior to December 31, 2022, or have given notice of your Withdrawal due to Resignation effective prior to December 31, 2022, any portion of the Award that is unvested, and any of your rights hereunder, shall be terminated, cancelled and forfeited effective immediately upon such Termination of Affiliation (or, if earlier, upon receipt by the General Partner of your notice of resignation).

(e) The Award shall be subject to forfeiture in accordance with, and to the extent provided in, the Limited Partnership Agreements or your Partner Agreements in the event of your breach of any restrictive covenants applicable to you or as otherwise provided in the Limited Partnership Agreements or your Partner Agreements. Unless otherwise provided in your Partner Agreements, the provisions of the foregoing sentence shall also apply in the event that you are subject to any Withdrawal for Cause.

(f) Your rights to any payments or other benefits under this Award (including any continuation of vesting) to be paid or provided after you have been subject to a Termination of Affiliation are conditioned upon (i) your execution and non-revocation of a general release agreement in the form attached as Exhibit A to the Limited Partnership Agreements, subject only to revisions necessary to reflect changes in applicable law, and (ii) your compliance in all respects with the Limited Partnership Agreements (as modified by your Partner Agreements), including, without limitation, the restrictions regarding Confidentiality, Intellectual Property, Non-Competition, Non-Solicitation, Non-Disparagement, Non-Interference, Short Selling, Hedging Transactions, and Compliance with Policies, set forth in Sections 2.12, 2.13, 2.18, and 2.19 of the Limited Partnership Agreements. If the general release is not executed and effective no later than fifty-three (53) days following your Withdrawal or Special Withdrawal pursuant to Section 8.3(g) of the Limited Partnership Agreements, or if you timely revoke your execution thereof, the Partnership shall have no further obligations under this Award to you, and your Award shall be forfeited.

(g) This Acceptance Form does not supersede, or otherwise amend or affect any other awards, agreements, rights or restrictions that may exist between the parties.

In the event of a conflict among this Acceptance Form, the Plan, the Limited Partnership Agreements and your Partner Agreements, such Partner Agreements shall control except to the extent otherwise required by Section 409A of the Code.

By executing this Acceptance Form, you indicate your acceptance of the Award set forth above and agree to be bound by the terms, conditions and provisions set forth in this Acceptance Form and the Plan, all of which are incorporated by reference herein and are an integral part of this Acceptance Form. Please sign and return this Acceptance Form to [NAME/TITLE] by [DATE]. In the event you fail to return the executed original by such date, the Partnerships reserve the right to terminate and forfeit the Award (including any rights provided for in this Acceptance Form), or to suspend or forfeit all or any vesting event(s) arising from the Award. This Acceptance Form may be executed in counterparts, which together shall constitute one and the same original.

[SIGNATURE PAGE TO FOLLOW]

ACCEPTED AND AGREED TO AS OF THE GRANT DATE:

PARTICIPANT:

James Levin

[Signature Page to DCI Award Agreement Between

James Levin and OZ Management LP]

OZ MANAGEMENT LP

By:	Och-Ziff Holding Corporation,
its General Partner

By:
Name:
Title:

OZ ADVISORS LP

By:	Och-Ziff Holding Corporation,
its General Partner

By:
Name:
Title:

OZ ADVISORS II LP

By:	Och-Ziff Holding LLC,
its General Partner

By:
Name:
Title:

[Signature Page to DCI Award Agreement Between

James Levin and OZ Management LP]